Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ROYALTY INTEREST PURCHASE AND SALE AGREEMENT

by and among

EIDOS THERAPEUTICS, INC., as the Company

and

BRIDGEBIO PHARMA, INC., as the Parent, on the one hand

and

ACORAMIDIS ROYALTY SPV, LP and LSI FINANCING FUND, LP, as the Purchasers

and

ACORAMIDIS ROYALTY SPV, LP, as the Purchaser Representative, on the other hand

Dated June 27, 2025

TABLE OF CONTENTS

Schedule I Products

Schedule 1.1 Knowledge Persons

Schedule 5.14 Material Contracts

Schedule 5.16(a) Organizational Information

Schedule 5.16(b) Organizational Changes

Schedule 5.18 Parent Debt Documents

Schedule 5.19(a) Patents

Schedule 5.20(b) Marketing Authorizations for Licensed Products (by country)

Schedule 9.2 Notice and Account Information

Exhibit A Closing Date Bill of Sale

Exhibit B Payment Instruction Letter

Exhibit C-1 BBCH License Agreement

Exhibit C-2 Bayer License Agreement

Exhibit C-3 Stanford License Agreement

Exhibit D Company Account

Exhibit E [Reserved]

Exhibit F Control and Consent Rights

ROYALTY INTEREST PURCHASE AND SALE AGREEMENT

This ROYALTY INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of June 27, 2025 (the “Effective Date”) is by and among EIDOS THERAPEUTICS, INC., a Delaware corporation (the “Company”) and BRIDGEBIO PHARMA, INC., a Delaware corporation (the “Parent”), on the one hand, and ACORAMIDIS ROYALTY SPV, LP, a Delaware limited partnership (“ARS”) and LSI FINANCING FUND, LP, a Cayman Islands exempted limited partnership formed under the laws of the Cayman Islands (“LSI”, and collectively with ARS, the “Purchasers”), and solely in its capacity as agent for, and representative of, the Purchasers, ACORAMIDIS ROYALTY SPV, LP (the “Purchaser Representative”), on the other hand. Each of the Company and the Purchasers are referred to in this Agreement as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company holds certain assets and rights relating to the Licensed Products; and

WHEREAS, the Company desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Company, the Purchased Royalties described herein, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto covenant and agree as follows:

Article I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means any account control agreement by and among the Company, the applicable Depositary Bank and the Purchaser Representative.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Any reference to an Affiliate of (i) ARS, shall include any Person that is controlled or managed by HealthCare Royalty Management, LLC or where HealthCare Royalty Management, LLC has a direct or indirect majority economic interest therein; and (ii) LSI, shall include any Person that is controlled or managed by Blue Owl Credit or where Blue Owl Credit has a direct or indirect majority economic interest therein.

“Agent Indemnified Parties” has the meaning set forth in Section 9.4(c).

“Agreement” has the meaning set forth in the preamble.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA

PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“ARS” has the meaning set forth in the preamble.

“Back-up Collateral” means a collective reference to all property with respect to which Liens in favor of the Purchaser Representative, for the benefit of the Purchasers, are purported to be granted pursuant to and in accordance with the terms of this Agreement and the Collateral Documents, including without limitation, all of the Company’s right, title and interest in, to and under the following, whether now owned or hereafter acquired:

(a) the Lockbox Account;

(b) the Purchased Royalties; and

(c) all proceeds resulting from the assets described in each of the foregoing clauses.

“Back-Up Security Interest” has the meaning set forth in Section 6.8(b).

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause a or clause b above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [***] from entry thereof.

“Bayer” means Bayer Consumer Care AG.

“Bayer Affiliate” has the meaning given to the term “Affiliate” in Section 1.3 of the Bayer License Agreement.

“Bayer License Agreement” means that certain Exclusive License Agreement, dated as of March 1, 2024, by and among the Company, BBCH, BBNL, and Bayer, as amended by that certain Side Letter effective September 2, 2024, by the Payment Instruction Letter and as amended, supplemented or otherwise modified from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“Bayer Licensed Products” has the meaning given to the term “Licensed Product” in Section 1.102 of the Bayer License Agreement.

“Bayer Net Sales” has the meaning given to the term “Net Sales” in Section 1.111 of the Bayer License Agreement.

“Bayer Royalties” means all of the Company’s right, title and interest in and to (a) all amounts due, payable or paid to the Company under Section 8.4(a) of the Bayer License Agreement, as such amount may be adjusted pursuant to Section 8.4(c) of the Bayer License Agreement, subject in each case to Section 8.4(e) of the Bayer License Agreement; (b) all amounts due, payable or paid to the Company under Section 8.11(d) of the Bayer License Agreement; (c) all amounts recovered by the Company and not paid to Bayer, or by Bayer and paid to the Company, in excess of litigation costs and representing damages for royalties on lost sales of Licensed Product in the Territory under Section 9.3(e) of the Bayer License Agreement; (d) all amounts due, payable or paid to the Company in respect of any provisions concerning underpayment of or in lieu of the amounts set forth in clauses (a) through (c) above; (e) all interest that becomes payable in respect of the late payment of any of the amounts referred to in the foregoing clauses (a) through (d) pursuant to Section 8.7 of the Bayer License Agreement; (f) all accounts (as defined under the Uniform Commercial Code) evidencing the rights to the payments and amounts described in this definition; and (g) all proceeds (as defined under the Uniform Commercial Code) of any of the foregoing; in each case with respect to clauses (a) through (f) above, to the extent attributed to Bayer Net Sales of the Bayer Licensed Products from and after January 1, 2025. For the avoidance of doubt, Bayer Royalties shall include all amounts due, payable or paid to the Company or any of its Affiliates by one or more licensees or sublicensees under any New Arrangement to the extent attributed to the Bayer Licensed Products.

“Bayer Royalty Reports” means the royalty reports delivered to the Company by Bayer pursuant to Section 8.5 of the Bayer License Agreement.

“Bayer Sublicensee” has the meaning given to the term “Sublicensee” in Section 1.151 of the Bayer License Agreement.

“BBCH” means BridgeBio International GMBH, a Swiss limited liability company.

“BBCH License Agreement” means that certain Amended and Restated License Agreement, effective as of June 30, 2023, by and between the Company and BBCH, as amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“BBCH Licensed Products” has the meaning given to the term “Licensed Product” in Section 1.15 of the BBCH License Agreement.

“BBCH Net Sales” has the meaning given to the term “Net Sales” in Section 1.18 of the BBCH License Agreement.

“BBCH Royalties” means all of the Company’s right, title and interest in and to (a) all amounts due, payable or paid to the Company under Section 3.1 of the BBCH License Agreement with respect to BBCH Net Sales of Bayer Licensed Products made by or on behalf of Bayer, Bayer Affiliates and Bayer Sublicensees in the Territory; (b) all amounts due, payable or paid to the Company under Section 7.1 of the BBCH License Agreement; (c) all amounts recovered by the Company and not paid to BBCH, or by BBCH and paid to the Company, in excess of litigation costs and representing damages for royalties on lost sales of Licensed Product in the Territory, under Sections 4.2(c) and 5.2(c) of the BBCH License Agreement; (d) all amounts due, payable or paid to the Company in respect of any provisions concerning underpayment of or in lieu of the amounts set forth in clause (a) through (c), above; (e) all accounts (as defined under the Uniform Commercial Code) evidencing the rights to the payments and amounts described in this definition and (f) all proceeds (as defined under the Uniform Commercial Code) of any of the foregoing; in each case with respect to clauses (a) through (e) above, to the extent attributed to BBCH Net Sales of the Bayer Licensed Products from and after January 1, 2025. For the avoidance of doubt, BBCH Royalties shall include all amounts due, payable or paid to the Company or any of its Affiliates by one or more licensees or sublicensees under any New Arrangement to the extent attributed to the Bayer Licensed Products sold by or on behalf of Bayer, Bayer Affiliates and Bayer Sublicensees in the Territory.

“BBCH Royalty Reports” means the royalty reports delivered to the Company by BBCH pursuant to Section 3.3 of the BBCH License Agreement, solely to the extent covering the Territory.

“BBNL” means BridgeBio Europe B.V., Netherlands limited liability company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Purchaser Representative’s Office is located.

“CDA” means the Confidentiality Agreement, dated as of [***], by and between [***].

“Change of Control” means the occurrence of any of the following events:

(a) a transaction or series of related transactions pursuant to which, or as a result of which, any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of more than [***]% on a fully diluted basis of the voting and/or economic interest in the securities or capital stock of Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent; or

(b) Parent ceases to be the direct or indirect beneficial owner of [***]% of the issued and outstanding voting securities or capital stock of the Company.

“Change of Control Payment” means, as of any date of determination, the amount equal to the sum of (i) the difference of (A) the applicable Hard Cap (calculated as of such date) minus (B) the Total Net Amount as of such date, plus (ii) any other Obligations payable by the Company under this Agreement and the other Transaction Documents (if any).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Company, the Purchasers, and the Purchaser Representative, substantially in the form of Exhibit A.

“CMS” means the U.S. Center for Medicare and Medicaid Services.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent” has the meaning set forth in the definition of “Company Funding Agreement”.

“Collateral Documents” means a collective reference to the Account Control Agreement, and such other security documents as may be executed and delivered by the Company pursuant to the terms of Section 6.8.

“Commercialization” means, on a country-by-country basis, with respect to any Licensed Product, any and all activities with respect to the manufacture, storage, distribution, marketing, detailing, promotion, selling and securing of reimbursement of such Licensed Product in a country after Marketing Authorization for such Licensed Product in that country has been obtained, which shall include, as applicable, post-Marketing Authorization studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling such Licensed Product, importing, exporting or transporting such Licensed Product for sale. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, (a) with respect to the efforts to be expended with respect to any Covered Compound or any Licensed Product in any country or regulatory jurisdiction, and (b) with respect to any other actions required of a Company Party hereunder, such efforts and resources normally used by a reasonably prudent company in the biotechnology industry of a size and product portfolio comparable, and with similar resources available, to the Company Parties and their Affiliates with commercialization and product development and research plans similar to the Company Parties’ plans with respect to such Covered Compound or such Licensed Product in the biopharmaceutical industry, taken as a whole, in such applicable country or jurisdiction, with respect to a pharmaceutical product for which substantially the same Marketing Authorization is held as for such Covered Compound or such Licensed Product, which pharmaceutical product is owned or licensed in the same manner as such Covered Compound or such Licensed Product, which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as such Covered Compound or such Licensed Product, taking into account, in the case of clause (a) above [***]. For the avoidance of doubt, “Commercially Reasonable and Diligent Efforts” shall be determined without regard to any payments owed by the Company or its Affiliates to the Purchasers or the Purchaser Representative under this Agreement.

“Communication” means this Agreement, any Transaction Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Transaction Document.

“Company” has the meaning set forth in the preamble.

“Company Account” has the meaning set forth in Section 6.6(d).

“Company Funding Agreement” means that certain Funding Agreement, dated as of January 17, 2024, by and among (i) HEDGEWIG FUNDING I LP (as successor to LSI FINANCING FUND, LP (as successor to LSI FINANCING 1 DESIGNATED ACTIVITY COMPANY)) and CPPIB Credit Europe S.À.R.L., as purchasers (each in such capacity, together with its permitted successors and assigns in such capacity, a “Synthetic Purchaser” and collectively, the “Synthetic Purchasers”), (ii) Parent, (iii) the Company, (iv) BBNL, (v) BBCH, (vi) any Specified Seller Affiliate (as defined therein) that becomes a Guarantor (as defined therein) thereunder, (vii) each other Specified Seller Affiliate (as defined therein) that becomes a party thereto on or after the date thereof, and (viii) Alter Domus (US) LLC, in its capacity as collateral agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), as amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“Company Parties” and “Company Party” refer to the Parent and the Company collectively and to the Parent or the Company, as the context requires, individually.

“Company Parties’ Indemnified Party” has the meaning set forth in Section 10.4(b)(ii).

“Company Patents” means, collectively, all of the Owned Patents and all of the Licensed Patents and, individually, each such Patent.

“Company Trademarks” means, collectively, all of the Owned Trademarks and all of the Licensed Trademarks and, individually, each such Trademark.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports and any notices or other information provided pursuant to Section 6.2), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party. The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties. For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 10.7.

“Contract” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any Person, any obligation of such Person arising under any Contract.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote [***]% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future Infringements thereof, and (d) rights to sue for past, present and future Infringements thereof.

“Counterparty” means, as the context requires, BBCH or Bayer.

“Covered Compound” has the meaning given to the term “Compound” in Section 1.47 of the Bayer License Agreement.

“Covered License Agreements” means the BBCH License Agreement and the Bayer License Agreement, collectively.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account, bank account or other account in which funds are held or invested to or for the credit or account of the Company.

“Depositary Bank” means Silicon Valley Bank, a division of First-Citizens Bank & Trust Company or such other bank or financial institution approved by the Purchasers and the Company, including any successor Depositary Bank appointed pursuant to Section 3.1(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any comprehensive Sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Development” means all activities relating to discovery, research, development, creation and prosecution of Intellectual Property, pre-clinical and clinical testing, toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting clinical trials, regulatory affairs, and obtaining and maintaining Marketing Authorization. When used as a verb, “Develop” shall mean to engage in Development. For clarity, “Development” excludes Commercialization and Manufacturing activities.

“Disclosure Schedules” means disclosure schedules attached hereto.

“Disqualified Person” means (a) any of those Persons who are bona fide competitors of any Company Party that are identified to the Purchasers prior to the Effective Date, which list of bona fide competitors of the Company Parties may be updated by the Company Parties on a [***] basis by sending such updated list to the Purchaser Representative; provided that any such updates shall not take effect until [***] after the updated Disqualified Person list is received by the Purchaser Representative; provided further that [***], or (b) any of those banks, financial institutions and other Persons separately identified by any Company Party in writing to the Purchaser Representative prior to the Effective Date (and, in each case, such specified entities’ Affiliates that are reasonably identifiable as Affiliates solely on the basis of their name; provided that the Purchaser Representative shall have no obligation to carry out due diligence in order to identify such Affiliates). A list of the Disqualified Persons shall be provided by the Parent to the Purchaser Representative upon its request, including in connection with an assignment hereunder; provided that, any Person that is a Purchaser and subsequently becomes a Disqualified Person (but was not a Disqualified Person at the time it became a Purchaser) will be deemed to not be a Disqualified Person hereunder.

“Dollar” or the sign “$” means United States dollars.

“Drug Application” means an application for Marketing Authorization to market, sell and distribute a drug or product in a country or region, including (a) a New Drug Application, (b) any corresponding foreign application in any country or jurisdiction in the world, including, with respect to the EEA, an application for a Marketing Authorization filed with or submitted to the EMA, the MHRA or with the applicable Regulatory Agency of a country in the European Union with respect to the mutual recognition or any other national approval procedure, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“EEA” means the European Economic Area and the United Kingdom.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning set forth in the preamble hereto.

“Electronic Copy” has the meaning set forth in Section 10.13.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

“Event of Default” means the occurrence of one or more of the following:

(a) The Company Parties fail to pay any amounts to the Purchasers hereunder when and as the same shall become due and payable; provided that the Company Parties shall have the right to cure such failure within [***]; or

(b) A Bankruptcy Event occurs with respect to the Company.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted in respect of a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits

Taxes, in each case, (i) that are imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or having sold or assigned any interest in the Purchased Royalties under this Agreement or any Transaction Document) and (b) Taxes attributable to such Recipient’s failure to provide any properly completed and executed documentation reasonably requested by the Company under Section 3.4(e) of this Agreement that such Recipient is legally eligible to provide and that will permit payments to be made to such Recipient without withholding or at a reduced rate of withholding.

“Exploitation” means Development, Manufacture or Commercialization. When used as a verb, “Exploit” shall mean to engage in Exploitation.

“FCPA” has the meaning set forth in Section 5.17(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Foreign Purchaser” means a Purchaser that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government (including any supra-national bodies such as the European Union or the European Central Bank and including each Patent Office, the FDA, the EMA, the MHRA and any other government authority in any jurisdiction).

“Hard Cap” means the amount equal to (i) prior to July 1, 2031, 145% of the Purchase Price, (ii) from and after [***] and prior to [***], [***]% of the Purchase Price, (iii) from and after [***], [***]% of the Purchase Price. For the avoidance of doubt and by way of example between [***] and [***], assuming the Purchase Price is $300,000,000, the Hard Cap shall equal $[***] (i.e., [***]% of the Purchase Price).

“Healthcare Laws” means the applicable Laws of all Governmental Authorities governing the research, development, testing, approval, manufacture, handling, production, preparation, propagation,

compounding, conversion, pricing, labeling, packaging, marketing, promotion, importation, exportation, sale, distribution, use, handling, coverage, or reimbursement of a Licensed Product, including the (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (b) federal Medicare or federal or state Medicaid statutes; (c) Sections 1128, 1128A, 1128B, and 1128G, of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, and 1320a-7h); (d) the federal TRICARE statute (10 U.S.C. § 1071 et seq.); (e) the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.); (f) criminal false claims statutes (e.g., 18 U.S.C. §§ 286, 287 and 1001); (g) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.); (h) criminal fraud provisions under HIPAA; (i) any other requirements of law that directly or indirectly govern Federal Healthcare Programs; (j) other comparable requirements of law enforced by comparable Governmental Authorities in other jurisdictions; and (k) each as amended and the regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder.

“In-License” means any license, settlement agreement or other Contract or arrangement between a Company Party and any Third Party pursuant to which such Company Party obtains a license or a covenant not to sue or similar grant of rights to Intellectual Property of such Third Party that is used in or necessary for Exploitation activities with respect to the Licensed Products.

“Indebtedness” means, with respect to any Person, (a) any indebtedness of such Person for borrowed money, (b) any obligation of such Person evidenced by a note, bond, debenture or similar instrument, (c) any guarantee by such Person of any of the foregoing, and (d) any indebtedness of others (including, without limitation, the indebtedness and obligations of the type listed in the foregoing clause (a) through (b)) that is guaranteed by, or secured by assets of, such Person.

“Indemnified Party” has the meaning set forth in Section 10.4(c)(i).

“Indemnified Taxes” means (a) all Taxes, other than any Excluded Taxes, imposed on or with respect to any payment (i) made by or on account of any obligation of any Company Party under any Transaction Document, (ii) made by or on behalf of Bayer in respect of the Bayer Royalties or any underlying royalty payable by Bayer, or (iii) made by or on behalf of BBCH with respect to the BBCH Royalties; and (b) to the extent not otherwise described in clause (a), Other Taxes; provided, however, that no Taxes imposed by the United States or any state or locality thereof shall be an Indemnified Tax.

“Indemnifying Party” has the meaning set forth in Section 10.4(c)(i).

“Information” has the meaning set forth in Section 10.7.

“Infringement” and “Infringes” mean the infringement, misappropriation, or other violation of any Intellectual Property.

“Intellectual Property” means all intellectual property, including but not limited to all Trade Secrets, Know-How, Patents, Trademarks and Copyrights.

“Intended Tax Treatment” has the meaning set forth in Section 6.15.

“Intercreditor Agreement” has the meaning set forth in Section 3.1(a).

“IP Rights” means, collectively, all Intellectual Property, including Intellectual Property in Drug Applications and Marketing Authorizations, in each case, which are (a) owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed to or by, the Company or any Affiliate, including the items listed on Schedule 5.19(a), and (b) used in or necessary for the Exploitation of the Licensed Products in the Territory, including all Intellectual Property licensed to the applicable Counterparty under the Covered License Agreements to the extent used in or necessary for Exploitation of the Licensed Products in the Territory.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to the Company Parties, (a) for purposes of Article V, the knowledge, after due inquiry, as of the date of this Agreement, of any of the officers of the Company Parties identified on Schedule 1.1, and (b) for all other purposes of this Agreement, the knowledge, after due inquiry, as of a specified time, of any of the officers of the Company Parties identified on Schedule 1.1 or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, having the force of law.

“Licensed Patents” means all Patents that are licensed or sublicensed to the Company which are used in or necessary for the Exploitation of the Licensed Products in the Territory.

“Licensed Products” means (a) the BBCH Licensed Products, (b) the Bayer Licensed Products and (c) any “licensed products” (howsoever denominated) containing a Covered Compound under any New Arrangement, including any such product in development or which may be developed by a Counterparty and subject to a Covered License Agreement, including those products set forth on Schedule I (as supplemented from time to time in accordance with the terms of this Agreement); provided, that, if the Company Parties shall fail to comply with their obligations under this Agreement to give notice to the Purchaser Representative and supplement Schedule I prior to a Counterparty Exploiting any new Licensed Product, any such improperly undisclosed Licensed Product shall be deemed to be included in this definition. For clarity, references in this Agreement to “a” Licensed Product or to “the” Licensed Product(s) refer to any Licensed Product(s) under or with respect the relevant Covered License Agreement or New Arrangement.

“Licensed Trademarks” means all Trademarks that are licensed or sublicensed to the Company which are used in or necessary for the Exploitation of the Licensed Products in the Territory.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lockbox Account” means the Deposit Account established and maintained at any Depositary Bank solely for the purpose of receiving remittance of the Purchased Royalties and proceeds therefrom and disbursement thereof as provided herein, and any successor Lockbox Account entered into in accordance with Section 3.1(b).

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“LSI” has the meaning set forth in the preamble.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a product (and components thereof or therefor), and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing. For clarity, “Manufacturing” excludes Commercialization and Development activities.

“Marketing Authorization” means, with respect to a Licensed Product, such Permits required by Applicable Law to sell such Licensed Product in a country or region, including, to the extent required by Applicable Law for the sale of such Licensed Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of (i) the Parent and its Subsidiaries taken as a whole or (ii) the Company individually, (b) a material impairment of the rights and remedies of the Purchaser Representative or any Purchaser under any Transaction Document to which it is a party or a material impairment in the perfection, value or priority of the Purchaser Representative’s security interests in the Lockbox Account or the Back-up Collateral, (c) an impairment of the ability of any Company Party to perform its obligations under any Transaction Document or Material Contracts (including the Covered License Agreements) to which it is a party, (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company Party of any Transaction Document to which it is a party, or (e) [***] upon the right of the Purchaser Representative, on behalf of the Purchasers, to receive the Purchased Royalties or proceeds thereof, the timing, amount or duration of the Purchased Royalties.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means (a) the Covered License Agreements, (b) each In-License of Intellectual Property which is material to a Company Party’s ability to perform its obligations under a Covered License Agreement, including the Stanford License Agreement, and (c) each other Contract, agreement or other arrangement to which the Company or the Parent or any of the Parent’s Subsidiaries is a party or by which any of their respective assets or properties is bound or committed that both (i) affects the Purchased Royalties, the Covered Compound, any Licensed Product, Stanford License Agreement, the Covered License Agreements or the IP Rights, in each case, in the Territory and (ii) are material to the interests of the Purchaser Representative and the Purchasers under this Agreement.

“MHRA” means the United Kingdon’s Medicines and Healthcare products Regulatory Agency.

“New Drug Application” means a new drug application submitted to the FDA under 21 U.S.C. § 355(b) and all amendments or supplements thereto.

“Obligations” means (a) all obligations, covenants and duties of any of the Company Parties arising under this Agreement or any other Transaction Document and the obligations of the Company Parties to reimburse or indemnify the Purchaser Representative and Purchasers for any Losses incurred by the Purchaser Representative or the Purchasers in connection with the enforcement of their rights under this Agreement and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Company Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any of the Transaction Documents, except for Taxes imposed with respect to an assignment that are imposed, with respect to any Recipient, by any jurisdiction as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or having sold or assigned any interest in the Purchased Royalties under this Agreement or any Transaction Document).

“Owned Patents” means all Patents which are owned by the Company and which are used in to or necessary for the Exploitation of the Licensed Products in the Territory.

“Owned Trademarks” means all Trademarks which are owned by the Company and which are used in or necessary for the Exploitation of the Licensed Products in the Territory.

“Parent” has the meaning set forth in the preamble.

“Parent Debt Documents” has the meaning set forth in Section 5.18.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patents” means any patent rights of any kind, including any and all: patents (whether registered or not), patent applications or invention disclosures, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, renewals, extensions, adjustments, restorations, supplementary protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past Infringement of any of the foregoing.

“Payment Instruction Letter(s)” has the meaning set forth in Section 3.1(a).

“Payment Term” means the time period commencing on the first day of the Calendar Quarter in which the Closing Date occurs and expiring on the date upon which the Purchasers have received in full (i) a Total Net Amount totaling, in the aggregate, the Hard Cap and (ii) any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents.

“Permits” means licenses, certificates, accreditations, authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s business.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Pro Rata Share” means, as of any date of determination with respect to any Purchaser, a percentage of the Purchase Price to be funded (or, at any time after the Closing Date, funded) by such Purchaser, which as of the Effective Date, shall be equal to (x) [***], in the case of ARS and (y) [***], in the case of LSI.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Royalties” means (a) the Bayer Royalties with respect to Bayer Net Sales of Bayer Licensed Products made by Bayer, Bayer Affiliates and Bayer Sublicensees on or after January 1, 2025 and (b), without duplication of any amounts in the foregoing clause (a), the BBCH Royalties with respect to BBCH Net Sales of Bayer Licensed Products made by Bayer, Bayer Affiliates and Bayer Sublicensees in the Territory on or after January 1, 2025, collectively up to the Royalty Cap.

“Purchaser” or “Purchasers” means the Persons identified as “Purchaser” on the signature pages hereto and their successors and assigns.

“Purchaser Account” means, as to each Purchaser, such account as designated by such Purchaser to the Company in writing from time to time.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.4(b)(i).

“Purchaser Representative” has the meaning set forth in the preamble.

“Purchaser Representative’s Account” means such account as designated by the Purchaser Representative to the Company in writing from time to time.

“Purchaser Representative’s Office” means the Purchaser Representative’s address and, as appropriate, account as set forth on Schedule 9.2 or such other address or account as the Purchaser Representative may from time to time notify the Company and the Purchasers.

“Recipient” means the Purchaser Representative or any Purchaser.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, settlement agreement, corporate integrity agreement, deferred or non-prosecution agreement, warning letter, untitled letter, form FDA-483 or similarly adverse inspectional observations, import alert, detention, civil investigative demand, subpoena, other notice of violation letter, recall (whether voluntary, requested, or ordered by a Regulatory Agency), seizure, section 305 notice or other similar written communication, or consent decree, issued or required by a Regulatory Agency.

“Regulatory Agency” means any Governmental Authority that oversees or regulates the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Exploitation relating to any Licensed Product in the Territory, including CMS, FDA, EMA and all similar agencies and parallel state or local authorities, in each case within the Territory.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, counsel, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Resignation Effective Date” has the meaning set forth in Section 9.5(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief medical officer, chief scientific officer, general counsel, treasurer, assistant treasurer or controller of a Company Party and, solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any assistant secretary of a Company Party. Any document delivered hereunder that is signed by a Responsible Officer of a Company Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Company Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Company Party.

“Royalty Cap” means, for each applicable calendar year, the amount equal to 60% of all royalty payments paid by Bayer to the Company and its Affiliates pursuant to Section 8.4(a) of the Bayer License Agreement (as such amount may be adjusted pursuant to Section 8.4(c) of the Bayer License Agreement, subject in each case to Section 8.4(e) of the Bayer License Agreement) on the first $500,000,000 of annual Bayer Net Sales for such calendar year of Licensed Products in the Territory, subject to the Hard Cap.

“Royalty Reports” means the BBCH Royalty Reports and the Bayer Royalty Reports.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European

Union, any EEA Member Country, or His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Purchaser Representative, the Purchasers and the Purchaser Indemnified Parties.

“Security Interests” has the meaning set forth in Section 6.8(b).

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stanford” means Leland Stanford Junior University.

“Stanford License Agreement” means that certain Exclusive (Equity) Agreement, dated as of April 10, 2016, by and between the Company and Stanford, as amended by Amendment No. 1 effective September 25, 2017, and as amended by Amendment No. 2 effective August 15, 2023, and as amended by Amendment No. 3 effective March 1, 2024 and as amended, supplemented or otherwise modified from time to time (but subject to the terms of this Agreement with respect to the amendment thereof).

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, limited liability company, association, joint venture or other business entity of which more than [***]% of the total voting power of shares of stock, shares, or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Synthetic Purchasers” has the meaning set forth in the definition of “Company Funding Agreement”.

“Taxes” means any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, imposts, assessments, deductions, withholdings or other charges of any nature whatsoever, including any related interest, additions to tax and penalties thereon, imposed by any taxing authority.

“Territory” has the meaning given to the term “Licensed Territory” in Section 1.104 of the Bayer License Agreement.

“Third Party” means any Person other than the Company or the Parent.

“Third Party Claim” has the meaning set forth in Section 10.4(c)(i).

“Total Net Amount” means, as of any time, the aggregate cash payments remitted to or otherwise received by the Purchasers, on or prior to such time pursuant to the Transaction Documents which shall be computed, for the avoidance of doubt, by (a) including any additional amounts payable to a Purchaser pursuant to Section 3.4(b) in respect of any Indemnified Taxes, (b) excluding (i) any amounts withheld by the applicable Withholding Agent in respect of any Indemnified Taxes (including any withholdings for Indemnified Taxes in respect of any additional amounts payable under Section 3.4(b) or (c)) to the extent such amounts are properly withheld and remitted to the applicable taxing authority, (ii) any indemnities paid under Section 3.4(c), Section 7.2, or Section 10.4(b)(i), or (iii) any amounts paid under Section 3.4(d) and (c) excluding any payments for reimbursement of expenses and any payments of interest on late payments.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the applicable Laws of the Territory or any political subdivision thereof, or otherwise, for the full term and all renewals thereof.

“Transaction Documents” means this Agreement, the Account Control Agreement, each Collateral Document, the Closing Date Bill of Sale, the Payment Instruction Letter, the Intercreditor Agreement, any other agreement, instrument or document designated by its terms as a “Transaction Document” and any other document, instrument, certificate or agreement executed and delivered by any Company Party or its Subsidiaries in connection with this Agreement.

“Transaction Expenses” has the meaning set forth in Section 10.4(a).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“U.S.” and “United States” mean the United States of America.

“U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Code.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection or the priority of the security interest in the Lockbox Account or the Back-up Collateral or any portion thereof granted pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection or priority.

“Withholding Agent” means any Company Party, Bayer, and any other Person that withholds or deduct amounts in respect of (i) any obligation of any Company Party under any Transaction Document, (ii) any obligation of BBCH with respect to the BBCH Royalties, or (iii) the Bayer Royalties or any underlying royalty payable by Bayer.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Transaction Document, unless otherwise specified herein or in such other Transaction Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “either” and “or” are not exclusive, and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Transaction Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Transaction Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (iv) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (v) all references in any Transaction Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Transaction Document in which such references appear, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (viii) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

(d) Any reference herein or in any other Transaction Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Article II
PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED ROYALTIES; CLOSING AND PAYMENT OF PURCHASE PRICE

Section 2.1 Purchase, Sale and Assignment.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Company hereby sells, contributes, assigns, transfers, conveys and grants to each Purchaser, and each Purchaser hereby purchases, acquires and accepts from the Company, all of the Company’s rights, title and interest in and to such Purchaser’s Pro Rata Share of the Purchased Royalties and proceeds thereof, free and clear of any and all Liens, other than those Liens created under the Transaction Documents in favor of the Purchaser Representative, for the benefit of the Secured Parties. Each Purchaser’s interest in its Pro Rata Share of the Purchased Royalties shall vest immediately upon the Company’s receipt of payment from such Purchaser of such Purchaser’s Pro Rata Share of the Purchase Price (net of (i) Transaction Expenses and (ii) any Purchased Royalties received by the Company on or after January 1, 2025 and prior to the date hereof). The parties acknowledge and agree that the Company has not received any Purchased Royalties on or after January 1, 2025 and prior to the date hereof (the “Specified Period”), it being understood that any Purchased Royalties due and payable during the Specified Period shall be paid by Bayer on the first date after the date hereof on which any Purchased Royalties shall become due and payable under the Bayer License Agreement.

(b) It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Company to each Purchasers of all of the Company’s right, title and interest in and to such Purchaser’s Pro Rata Share of the Purchased Royalties and proceeds thereof. None of the Company Parties, the Purchaser Representative or any of the Purchasers intends the transactions contemplated by this Agreement to be characterized or treated as a loan from the Purchaser Representative or the Purchasers to the Company or as a financing transaction or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Purchased Royalties and any “proceeds” (as such term is defined in the Uniform Commercial Code) thereof shall not be part of any Company’s estate in the event of the filing of a petition by or against the Company under any Debtor Relief Laws. Each of the Company Parties, the Purchaser Representative and each of the Purchasers hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Company to each Purchaser of all of the Company’s right, title and interest in and to such Purchaser’s Pro Rata Share of the Purchased Royalties and proceeds thereof under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against each Company Party and each of their Subsidiaries in any bankruptcy or insolvency proceeding relating to either Company Party or such Subsidiary. Accordingly, each Company Party shall treat the sale, transfer, assignment and conveyance of the Purchased Royalties and proceeds thereof as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the Uniform Commercial Code, and the Company hereby authorizes the Purchaser Representative, as agent for the Purchasers, and the Purchasers to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Company as the seller and the applicable Purchaser as the purchaser in respect to such Purchaser’s Pro Rata Share of the Purchased Royalties and proceeds thereof.

Section 2.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, the aggregate purchase price to be paid as consideration to the Company for the sale, transfer, assignment and conveyance of the Purchased Royalties to each Purchaser, in accordance with its Pro Rata Share thereof, is $300,000,000 in cash payable on the Closing Date (the “Purchase Price”), net of (a) Transaction Expenses and (b) any Purchased Royalties received by the Company on or after January 1, 2025 and prior to the date hereof. The Purchase Price shall be non-creditable and non-refundable. The parties acknowledge and agree that the Company has not received any Purchased Royalties during the Specified Period, it being understood that any Purchased Royalties due and payable during the Specified Period shall be paid by Bayer on the first date after the date hereof on which any Purchased Royalties shall become due and payable under the Bayer License Agreement. Each Purchaser will, severally and not jointly, pay its Pro Rata Share of the Purchase Price on the Closing Date. The Purchasers shall be entitled to deduct and withhold from the Purchase Price any such amounts as are required to be deducted and withheld under the Code or any other Applicable Law, which will be timely remitted to the relevant Tax authority; provided, however, that if the Company has provided the Purchaser Representative with a completed and duly executed IRS Form W-9 certifying that the Company is exempt from U.S. federal backup withholding tax, then the Purchasers shall not deduct or withhold any amount from the Purchase Price, except as otherwise required by a change in Applicable Law after the date hereof. To the extent any such withholding in respect of the Purchase Price is permitted by the preceding sentence and remitted to the applicable Tax authority, it shall be considered paid to the Company for all purposes of the Transaction Documents.

Section 2.3 [***]. [***].

Section 2.4 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers and the Purchaser Representative are not assuming any liability or obligation of the Company Parties or any of the Company Parties’ Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations, including in respect of the Covered License Agreements and the other Material Contracts, shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.5 Excluded Assets. The Purchaser Representative and the Purchasers do not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company or any other Company Party, or any other assets of the Company or any other Company Party, other than its rights with respect to the Purchased Royalties and proceeds thereof, the Lockbox Account, and, to the extent provided in the Transaction Documents, the Back-up Collateral. As between the Parties, the Company and the Company Parties have sole authority and responsibility for the Exploitation of the Licensed Products.

Article III
LOCKBOX ACCOUNTS; PAYMENT PROVISIONS; Taxes

Section 3.1 Lockbox Accounts.

(a) On or prior to the date that is [***] following the Closing Date, the Company shall establish with the Depositary Bank a Lockbox Account and enter into a springing Account Control Agreement with the Depositary Bank with respect to such Lockbox Account in favor of the Purchaser Representative on behalf of the Purchasers, subject to an intercreditor agreement between the Purchaser Representative on behalf of the Purchasers and the Collateral Agent on behalf of the Synthetic Purchasers dated as of the date hereof (the “Intercreditor Agreement”). Within the time period specified in the preceding sentence, the Company shall deliver instructions to Bayer in the form of Exhibit B (the “Payment Instruction Letter”) with respect to the Purchased Royalties and proceeds therefrom, with a copy of the Payment Instruction Letter contemporaneously provided to the Purchaser Representative, which instructions shall direct Bayer to remit all payments with respect to the Purchased Royalties and proceeds thereof under the Bayer License Agreement to the Lockbox Account. The Company shall instruct the Depositary Bank to disburse, on a daily basis to the extent permitted by the Depositary Bank and in any event no later than [***] after the date of such deposit into the Lockbox Account (but for the avoidance of doubt, subject to the Depositary Bank’s standard grace period) to the Purchaser’s respective Purchaser Accounts, in accordance with their respective Pro Rata Shares, the Purchased Royalties on deposit in the Lockbox Account. The Company shall not modify such instructions without the Purchasers’ prior written consent. For the avoidance of doubt, the Lockbox Account shall be established solely with respect to the Purchased Royalties and proceeds thereof. The Company Parties agree and acknowledge that the Purchased Royalties on deposit in the Lockbox Account and, unless otherwise agreed by the Purchaser Representative in writing, the Lockbox Account, will be assets that are excluded from the collateral of the Synthetic Purchasers and is solely for the benefit of Purchasers.

(b) During the Payment Term, the Company shall have no right to terminate the Lockbox Account without the Purchaser Representative’s prior written consent; provided that, without the Purchaser Representative’s consent to the change of location of such accounts (provided such location is in the United States), the Company shall have the right from time to time to establish a replacement Lockbox Account with a replacement Depositary Bank, provided, that (i) such replacement Depositary Bank shall have entered into an Account Control Agreement with and acceptable to the Purchaser Representative with respect to such replacement accounts effective no later than the date of replacement. For purposes of this Agreement, any reference to the “Lockbox Account”, “Depositary Bank” or “Account Control Agreement” shall refer to such replacement Lockbox Account, Depositary Bank or Account Control Agreement, as the context requires and (ii) such replacement Deposit Account shall constitute an HCR Lockbox or a Shared Lockbox (in each case as defined under the Intercreditor Agreement) under the Intercreditor Agreement.

Section 3.2 Mode of Payment/Currency Exchange. All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account.

Section 3.3 Change of Control; Event of Default.

(a) Upon the closing of a Change of Control, such successor-in-interest shall have the option to either (i) assume, as applicable, the obligations of the Company or Parent under this Agreement and execute and deliver to the Purchaser Representative documentation, in form and substance reasonably satisfactory to the Purchaser Representative, evidencing that such successor has assumed the obligations of the Parent or the Company or both, as applicable, under the Transaction Documents or (ii)

pay to the Purchasers, in accordance with their respective Pro Rata Shares, an amount equal to the Change of Control Payment, by wire transfer of immediately available funds to such accounts as designated in writing by the Purchasers, and upon such payment to the Purchaser Representative no further payments in respect of the Purchased Royalties are due to the Purchaser Representative or the Purchasers hereunder and the Payment Term shall be deemed to have ended (it being understood that payments for reimbursement of expenses and any payments of interest on late payments shall be excluded when determining the amount to be paid hereunder).

(b) If any Event of Default under clause (b) of the definition thereof has occurred and is continuing, the Company Parties shall immediately pay to the Purchasers, in accordance with their respective Pro Rata Shares, an amount equal to the Change of Control Payment by wire transfer of immediately available funds to such accounts as designated in writing by the Purchasers, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company Parties. In addition, if any other Event of Default has occurred and is continuing, the Purchaser Representative may, or at the direction of the Purchasers shall, without notice to the Company Parties, declare any or all of the Change of Control Payment immediately due and payable and all of such amounts shall thereupon be immediately due and payable to the Purchasers, in accordance with their respective Pro Rata Shares, an amount equal to the Change of Control Payment by wire transfer of immediately available funds to such accounts as designated in writing by the Purchasers, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company Parties, or otherwise exercise all rights and remedies available to it under the Transaction Documents and Applicable Law.

Section 3.4 Taxes.

(a) All payments by or on account of any obligation of any Company Party hereunder or under any other Transaction Document to any Recipient shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Withholding Agent is required by Applicable Law to make any withholding or deduction of Taxes in respect of any payment by or on account of any obligation of any Company Party under any Transaction Document, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall timely pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted and (ii) the applicable Withholding Agent shall promptly forward to the Company and the Purchaser Representative, as applicable, an official receipt or other documentation reasonably satisfactory to the Company and the Purchaser Representative, as applicable, evidencing such payment to such Governmental Authority.

(b) If any withholding or deduction is made by any Withholding Agent in respect of any Indemnified Taxes, the sum payable by the applicable Company Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Purchaser (or, in the case of payments made to the Purchaser Representative for its own account, the Purchaser Representative) will equal the full amount such Recipient would have received had no such withholding or deduction for Indemnified Taxes been made (including any such withholdings or deductions applicable to additional sums payable under this Section 3.4).

(c) The Company Parties shall indemnify each Purchaser within [***] after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to additional amounts payable under Section 3.4(b) or this Section 3.4(c)) payable or paid by such Purchaser or required to be withheld or deducted in respect of a payment to such Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Purchaser (with a copy to the Purchaser Representative), or by the Purchaser Representative on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(d) The Company Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Purchaser Representative timely reimburse it for the payment of, any Other Taxes.

(e) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Transaction Document shall deliver to the Company and the Purchaser Representative, at the time or times reasonably requested by the Company or the Purchaser Representative, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Company or the Purchaser Representative as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Company or the Purchaser Representative, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Purchaser Representative as will enable the Company or the Purchaser Representative to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.4(e)(i) or (ii) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser. Without limiting the generality of the foregoing:

(i) Any Purchaser that is a U.S. Person shall deliver to the Company and the Purchaser Representative on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Purchaser Representative), a properly completed and duly executed copy of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax; and

(ii) Any Foreign Purchaser shall, to the extent it is then legally eligible to do so, deliver to the Company and the Purchaser Representative (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Purchaser Representative), whichever of the following is applicable:

(A) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party, a properly completed and duly executed copy of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(B) a properly completed and duly executed copy of IRS Form W-8ECI; and

(C) to the extent a Foreign Purchaser is not the beneficial owner, a properly completed and duly executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, or other certification documents from each beneficial owner, as applicable.

(iii) Any Foreign Purchaser shall, to the extent it is legally eligible to do so, deliver to the Company and the Purchaser Representative (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Purchaser Representative), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Purchaser Representative to determine the withholding or deduction required to be made.

(f) If any form or certification provided by any Purchaser previously delivered pursuant to Section 3.4(e) expires or becomes obsolete or inaccurate in any respect, such Purchaser shall promptly update such form or certification or promptly notify the Purchaser Representative and the Company of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.4, no Purchaser shall be required to deliver any documentation pursuant to this Section 3.4 that such Person is not legally eligible to deliver.

(g) If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each Purchaser shall severally indemnify the Purchaser Representative, within [***] after written demand therefor, for any Indemnified Taxes or Other Taxes attributable to such Purchaser (but only to the extent that the Company Parties have not already indemnified the Purchaser Representative for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Company Parties to do so), any Taxes that are excluded from the definition of Indemnified Taxes attributable to such Purchaser, in each case, that are payable or paid by the Purchaser Representative in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Purchaser Representative shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Purchaser Representative to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by the Purchaser Representative to the Purchaser from any other source against any amount due to the Purchaser Representative under this Section 3.4(h).

Section 3.5 Mitigation. If any Purchaser requires the Company to pay any Indemnified Taxes, Other Taxes or additional amounts to such Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 3.4, then at the request of the Company such Purchaser shall, as applicable, use reasonable efforts to designate a different office for funding its portion of the Purchase Price hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 in the future, and (ii) in each case, would not subject such Purchaser, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

Section 3.6 Survival. Each Party’s obligations under Section 3.4 shall survive any assignment by any Purchaser, payment of all Obligations and replacement or resignation of the Purchaser Representative.

Article IV
THE CLOSINGS

Section 4.1 Closing. Subject to the terms of this Agreement, the closings of the transactions contemplated hereby (the “Closing”) shall take place on the date that is the later of (i) the date hereof and (ii) the satisfaction of the conditions set forth in Section 4.2 or such other time and place as the parties hereto mutually agree (the “Closing Date”).

Section 4.2 Closing Deliverables of the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser Representative the following:

(a) Transaction Documents. Executed counterparts (including by electronic means) of this Agreement, the Intercreditor Agreement, and the Closing Date Bill of Sale executed by the parties thereto (in a manner reasonably acceptable to the Purchaser Representative), in each case in form and substance satisfactory to the Purchaser Representative.

(b) Organization Documents, Resolutions, Etc. To the extent not previously provided to the Purchaser Representative, each of the following (which shall be originals or electronic copies, in form and substance reasonably satisfactory to the Purchaser Representative and its legal counsel):

(i) copies of the Organization Documents of each Company Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer) of such Company Party (or the Company) to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Company Party as the Purchaser Representative may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such Company Party is a party; and

(iii) such documents and certifications as the Purchaser Representative may reasonably require to evidence that each Company Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c) Opinions of Counsel. Receipt by the Purchaser Representative of a written legal opinion of Latham & Watkins LLP, addressed to the Purchaser Representative and each Purchaser, dated the Closing Date and in form and substance previously agreed between the Company and the Purchaser Representative.

(d) Lien Searches and Related Matters. Receipt by the Purchaser Representative of the following:

(i) searches of Uniform Commercial Code filings for the Company in the jurisdictions where a filing would need to be made in order to perfect the Purchaser Representative’s security interest in the Lockbox Account and back-up security interest in the Back-up Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Lockbox Account and the Back-up Collateral;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Purchasers’ and the Purchaser Representative’s sole discretion, (1) to evidence the transfer of the Purchased Royalties and proceeds thereof, from the Company to the Purchasers and (2) to perfect the Purchaser Representative’s security interest in the Lockbox Account and back-up security interest in the Back-up Collateral;

(iii) searches of ownership of, and Liens on, the Company Patents and the Company Trademarks in the appropriate U.S. governmental offices; and

(e) Transaction Expenses. The Company shall have paid all Transaction Expenses incurred prior to or at the Closing Date plus such additional amounts of such Transaction Expenses as shall constitute its reasonable estimate of such Transaction Expenses incurred or to be incurred by the Purchaser Representative and the Purchasers through the closing proceedings (including the preparation, negotiation, execution and delivery of any security filings, the Lockbox Account, or any escrow accounts; provided, that, [***] ); provided that the condition set forth in this Section 4.2(e) will be satisfied by the transfer by the Purchaser of an amount equal to the Purchase Price minus the amount owed by the Company under this Section 4.2(e).

(f) Other. Such other documents, instruments, reports, statements and information as may be reasonably requested by the Purchaser Representative.

Article V
REPRESENTATIONS AND WARRANTIES OF THE Company Parties

Each Company Party hereby represents and warrants to the Purchaser Representative and the Purchasers as of the Effective Date and as of the date of each Closing as follows:

Section 5.1 Existence, Qualification and Power. Each Company Party (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by each Company Party of each Transaction Document to which such Company Party is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Company Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Company Party is a party or affecting such Company Party or the properties of such Company Party or any of its Affiliates or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Company Party or its property is subject, or (c) violate, in any material respect, any Law, except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) to the extent that such conflict, breach, contravention or payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.3 Execution and Delivery; Binding Effect. Each of the Transaction Documents to which a Company Party is party has been duly executed and delivered by such Company Party. Each of the Transaction Documents to which a Company Party is party constitutes the legal, valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4 No Liens; Title to Purchased Royalties. None of the property or assets, in each case, that specifically relate to the Licensed Products in the Territory, including the IP Rights, of the Company or any of its Affiliates is subject to any Lien (other than any Permitted Lien (as such term is defined in the Company Funding Agreement)). Upon the Closing, each Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to its Pro Rata Share of the Purchased Royalties and the proceeds thereof, free and clear of all Liens. Prior to the transfer to the Purchasers hereunder, the Company owns the Purchased Royalties, free and clear of all Liens, and no Affiliate of the Company owns the Purchased Royalties (or any portion thereof). No Company Party or BBCH has caused, and to the Knowledge of the Company Parties no other Person has caused, the claims and rights of the Purchasers (or the Purchaser Representative on the Purchasers’ behalf) created by any Transaction Document in and to the Lockbox Account and the Back-up Collateral, to be subordinated to any creditor or any other Person. The Company Parties have not granted, nor does there exist, any Lien on the Transaction Documents.

Section 5.5 Governmental and Third Party Authorizations. The execution and delivery by each of the Company Parties of the Transaction Documents to which such Company Party is party, the performance by such Company Party of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, the filing of Uniform Commercial Code financing statements and those previously obtained or made or to be obtained or made on the Closing Date.

Section 5.6 No Material Adverse Effect. Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.7 No Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Company Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company Party or any of its Affiliates or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.8 Solvency. The Company has determined that, by virtue of its entering into the transactions contemplated by the Transaction Documents to which it is party and its authorization, execution and delivery of the Transaction Documents to which it is party, the Company’s sale of the Purchased Royalties and proceeds thereof and the consummation of the other transactions contemplated hereby or thereby is in its own best interests. Both before and after consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, the Company is Solvent on an individual basis, BBCH is Solvent on an individual basis, and the Parent and its Subsidiaries are Solvent on a consolidated basis. No step has been taken or is intended by BBCH, any Company Party or, to such Company Party’s Knowledge, any other Person, to make any Company Party or BBCH subject to a Bankruptcy Event.

Section 5.9 No Brokers’ Fees. None of the Company Parties nor any of their Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 5.10 Compliance with Laws. None of the Company Parties nor any of their Affiliates (a) has violated or is in violation of, or, to the Knowledge of the Company Parties, is under investigation by a Governmental Authority with respect to or has been threatened to be charged with or been given notice by a Governmental Authority of any violation of, any Applicable Law, including the terms or requirements of or for any Permit required under Applicable Law, or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, Permit or license granted, issued or entered by any Governmental Authority, or (c) is subject to, or has received written notice of an actual or threatened, Regulatory Action, in each case, that could reasonably be expected to result in a liability to the Company or in a material liability to BBCH or any other Company Party.

Section 5.11 Investment Company Act. The Parent is not required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.12 Taxes.

(a) The Company Parties and their Subsidiaries have filed all U.S. federal, state, local and non-U.S. tax returns and reports required to have been filed (including in their capacities as withholding agent), and have paid all U.S. federal, state, local and non-U.S. taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets and required to have been paid (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP), except, in each case, to the extent the failure to so file or pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) There are no proposed tax assessments against any Company Party or any of their Subsidiaries that, if made, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) No deductions or withholdings have been made in respect of any payment to the Company or Parent of any Bayer Royalties or BBCH Royalties, and no such withholding or deduction was required to be made under applicable Law, from any payment to the Company or Parent from Bayer. Neither the Company nor Parent was ever required or requested to establish any entitlement to treaty benefits in order to avoid or minimize any such withholdings or deductions.

(d) There are no existing liens for Taxes on the Bayer Royalties or BBCH Royalties.

Section 5.13 Ownership of the Company. The Parent owns, free and clear of all Liens, [***]% of the issued and outstanding voting securities or capital stock of the Company and BBCH and there are no outstanding commitments or other obligations of the Company or BBCH to issue, and no rights of any Person to acquire, any shares of any issued and outstanding voting securities or capital stock of the Company or BBCH.

Section 5.14 Material Contracts.

(a) All Material Contracts, other than the Transaction Documents and the Covered License Agreements, are set forth on Schedule 5.14.

(b) Attached as Exhibits C-1, C-2, and C-3 are true, correct and complete copies of the BBCH License Agreement, the Bayer License Agreement, and the Stanford License Agreement, respectively. The Company has provided to the Purchaser Representative true, correct and complete copies of (i) all BBCH Royalty Reports (which may be redacted to remove any information not related to royalties arising from Bayer Licensed Products sold by or on behalf of Bayer, Bayer Affiliates and Bayer Sublicensees in the Territory) and Bayer Royalty Reports and (ii) all material notices and written correspondence delivered to the Parent, the Company or BBCH by the Counterparties or Stanford, or delivered by the Parent, the Company or BBCH to the Counterparties or Stanford pursuant to, or relating to, any Covered License Agreement or the Stanford License Agreement.

(c) Neither the Company Parties, BBCH nor, to the Knowledge of the Company Parties, any other Material Contract Counterparty, is in breach or default of any Material Contract and, to the Knowledge of the Company Parties, no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by a Company Party, BBCH, or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, or Set-off, by any Person, in, to or under any Material Contract. Neither the Company Parties nor BBCH has received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Closing Date. The Company Parties and BBCH have not (A) given notice to a Material Contract Counterparty of the termination of any Material Contract (whether in whole or in part) or any notice to a Material Contract Counterparty expressing any intention to terminate any Material Contract or (B) received from a Material Contract Counterparty thereto any written notice of termination of any Material Contract (whether in whole or in part) or any written notice from a Material Contract Counterparty expressing any intention to terminate any Material Contract.

(d) Each Material Contract is a valid and binding obligation of BBCH and the Company to the extent it is a party thereto and, to the Knowledge of the Company Parties, of the applicable Material Contract Counterparty, enforceable against BBCH and the Company, as applicable, and, to the Knowledge of the Company Parties, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. No Company Party or BBCH has received any written notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract. Neither the Company Parties, BBCH, nor to the Knowledge of the Company Parties, any other Person, has delivered or intends to deliver any written notice to a Company Party, BBCH, or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

(e) There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Company Parties, BBCH, or any of the Counterparties from using any Intellectual Property relating to the Exploitation of the Licensed Products (in order to accommodate any Third Party Intellectual Property or otherwise), or (ii) permit any Third Parties (other than the Counterparties) to use any of the Company’s or BBCH’s IP Rights, in each case, that would reasonably be expected to have a Material Adverse Effect.

(f) The Company Parties and BBCH have made all payments to the respective Material Contract Counterparty of each Material Contract required under each Material Contract as of the date hereof.

(g) No Company Party or BBCH has consented to any assignment by the Material Contract Counterparties to any Material Contract of any of its rights or obligations under any such Material Contract and, to the Knowledge of the Company Parties, no Material Contract Counterparty has assigned any of its rights or obligations under any such Material Contract to any Person.

(h) No Company Party or BBCH has notified any Person of any claims for indemnification under any Material Contract nor has any Company Party or BBCH received any claims for indemnification under any Material Contract.

(i) None of the Company Parties or BBCH has exercised their rights to conduct an audit under any of the Covered License Agreements.

(j) The Company Parties and BBCH have received all amounts owed to it under the Covered License Agreements.

(k) To the Knowledge of the Company Parties, no Counterparty to any Covered License Agreement has granted (and no Company Party or BBCH has received any written notice that any such Counterparty has granted) a sublicense to any other Person.

(l) Except as provided in the Covered License Agreements, no Company Party or any of their Affiliates is a party to any agreement providing for any sharing of, or providing for or permitting any right of counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”) or permitting any Set-off against, the Purchased Royalties. No Counterparty has exercised, and, to the Knowledge of the Company Parties, no Counterparty has had the right to exercise, and no event or condition exists that, upon notice or passage of time, or both, would permit any Counterparty to exercise, any Royalty Reduction or Set-off against the Purchased Royalties or any other amounts payable to the Company or BBCH under any of the Covered License Agreements. To the Knowledge of the Company Parties, there are no Third Party Patents that would provide a basis for a Royalty Reduction. There are no compulsory licenses granted or, to the Knowledge of the Company Parties, threatened to be granted, with respect to the IP Rights.

Section 5.15 Perfection of Security Interests. This Agreement, the Account Control Agreement, and the Collateral Documents create valid security interests in, and Liens on, the Lockbox Account and the Back-up Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in this Agreement and the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions) in favor of the Purchaser Representative, for the benefit of the Secured Parties, prior to all other Liens.

Section 5.16 Names. Set forth on Schedule 5.16(a) is the taxpayer identification number and organizational identification number (in each case, or foreign equivalent) of each Company Party as of the Closing Date. The exact legal name and jurisdiction of organization of each Company Party is as set forth on the signature pages hereto. Except as set forth on Schedule 5.16(b), no Company Party has during the five years preceding the Closing Date, (i) changed its legal name, (ii) changed its jurisdiction of organization, or (iii) been party to a merger, consolidation or other change in structure.

Section 5.17 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Company Party, nor any Subsidiary, nor any director, officer, employee, or, to the Knowledge of the Company Parties and their Subsidiaries, any agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or Foreign Sanctions Evaders, HMT’s Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or any similar list enforced by any other relevant Sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction (such persons, collectively, “Sanctioned Persons”). No Company Party, any Subsidiary, or any director, officer, employee, agent, Affiliate, or representative thereof has engaged in any direct or indirect transactions or dealings with Sanctioned Persons. The Company Parties and their respective Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws. The Company Parties, their Subsidiaries, and their respective directors, officers, employees and, to the Knowledge of the Company Parties and their Subsidiaries, agents, Affiliates, or representatives have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), and other applicable anti-corruption laws in other jurisdictions, and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws. No Company Party, any Subsidiary, or any director, officer, employee or, to the Knowledge of the Company Parties and their Subsidiaries, agent, Affiliate, or representative thereof have, directly or indirectly, made, offered, promised, or authorized any payment or provision of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person. Neither the Company Parties, their Subsidiaries, nor, any directors, officers, employees or, to the Knowledge of the Company Parties and their Subsidiaries, any of its agents, Affiliates, or representatives have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation.

(c) PATRIOT Act. To the extent applicable, each Company Party is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 5.18 Indebtedness. Schedule 5.18 hereto lists all of the material agreements as of the date hereof with respect to Indebtedness of the Company Parties and BBCH, and true, complete and correct copies of the documentation therefore (the “Parent Debt Documents”) have been provided to the Purchaser Representative as of the date hereof. There is no default or event of default (in each case, with or without notice or lapse of time, or both) under the Parent Debt Documents.

Section 5.19 Intellectual Property Matters.

(a) Schedule 5.19(a) sets forth an accurate and complete list of the Company Patents. Other than as set forth on Schedule 5.19(a) there is no Patent owned or licensed by the Company or its Affiliates used in or necessary for the Exploitation of the Licensed Products. For each Patent set forth on Schedule 5.19(a) the Company Parties have indicated: (i) the application number for such Patent; (ii) the patent or registration number, if any, for such Patent; (iii) the filing date for such patent; (iv) the country or other jurisdiction where such Patent was issued, registered, or filed; (v) the scheduled expiration date of any such Patent which has issued, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; (vi) if such Patent is an Owned Patent, (vii) alternatively, if such Patent is a Licensed Patent, (viii) the registered owner thereof; (ix) the licensor of each Licensed Patent (if different from registered owner), (x) the title of such Patent; and (xi) the Licensed Product(s), to which such Patent is related. Except as set forth on Schedule 5.19(a), the Company is the sole and exclusive registered owner of all the Owned Patents and owns the entire right, title and interest in and to such Owned Patents. None of the Company Parties are aware of any facts that would preclude the registered owner of each Owned Patent from having clear title to such Patent.

(b) The Company owns, exclusively licenses or exclusively controls all IP Rights and, to the Knowledge of the Company Parties, any in-licensed IP Right is wholly owned by the applicable licensor. Except for any rights owned or controlled (other than pursuant to a license grant from Company Parties to Bayer under the Bayer License Agreement) by Bayer, the Company owns or controls all material rights and assets relating to the Covered Compound and the Licensed Products (other than IP Rights) that is used in or necessary for the Exploitation of the Licensed Products in the Territory, provided that the foregoing sentence shall not be construed as a representation of non-Infringement of the Intellectual Property rights of any Person, which representation of non-Infringement shall solely be in Section 5.19(h).

(c) No Company Party of BBCH is a party to any pending, and, to the Knowledge of the Company Parties, there is no threatened litigation, interference, reexamination, reissue, inter partes review, post grant review, cancellation, nullification, opposition or like procedure or patent office proceeding involving any Owned Patents, and to the Knowledge of the Company Parties, Licensed Patents.

(d) All of the issued Patents within the Owned Patents, and to the Knowledge of the Company Parties within the Licensed Patents, are in full force and effect, and have not lapsed, expired or otherwise been terminated, abandoned, or disclaimed, and, to the Knowledge of the Company Parties, are enforceable and valid, and in full force and effect. None of the Company Parties nor any of their Affiliates has received any written notice relating to the lapse, expiration or other termination, abandonment or disclaimer of any of the issued Patents within the Owned Patents, and to the Knowledge of the Company

Parties within the Licensed Patents. None of the Company Parties nor any of their Affiliates has received any written notice from a Third Party that challenges the inventorship or ownership of the registered owner of any of the Owned Patents, and to the Knowledge of the Company Parties any of the Licensed Patents, or alleges that any Owned Patents, and to the Knowledge of the Company Parties any Licensed Patents, are invalid or unenforceable. To the Knowledge of the Company Parties, there are no facts that could provide a reasonable basis for such a claim in any material respect.

(e) Each Person associated with the filing and prosecution of the Owned Patents, and to the Knowledge of the Company Parties, of the Licensed Patents in the Territory, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office in the Territory that examined such Owned Patents or the Licensed Patents, to the extent such duties exist in such patent office, in connection with the filing and prosecution of such Owned Patents and the Licensed Patents.

(f) None of the Company Parties nor any of their Affiliates has received any written notice that there is any, and, to the Knowledge of the Company Parties, there is no, Person who is or claims to be an inventor under any of the Company Patents who is not a named inventor thereof.

(g) The Company Parties have paid, when due, all maintenance fees, annuities and like payments required with respect to all of the Owned Patents, and to the Knowledge of the Company Parties all of the Licensed Patents.

(h) To the Knowledge of the Company Parties, the Exploitation of the Licensed Products in the Territory has not and will not Infringe any issued Patent or other material Intellectual Property of any Person, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.

(i) To the Knowledge of the Company Parties, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Company Patents, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.

(j) No Company Party or BBCH is a party to any pending, and no Company Party or BBCH has received written notice of any threat of any, action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the Exploitation of the Licensed Products Infringe on any issued Patent or any other material Intellectual Property of any Person.

Section 5.20 Compliance of Licensed Products.

(a) The Company and BBCH are in material compliance with their obligations to seek, obtain and maintain Marketing Authorizations for the Licensed Products in the Territory as set forth in the Bayer License Agreement.

(b) Each of the Licensed Products has received such applicable Marketing Authorizations required for the marketing and distribution of such Licensed Product for the indications and in the countries in the Territory listed on Schedule 5.20(b).

Section 5.21 Disclosure. Each Company Party has disclosed to the Purchaser Representative and the Purchasers, in writing, all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse

Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Company Party to the Purchaser Representative or any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company Parties represent only that such information was prepared in good faith based upon assumptions believed by the Company Parties to be reasonable at the time such information was delivered to the Purchaser Representative (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, the Parent and the Parent’s Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

Article VI
COVENANTS

Prior to the end of the Payment Term, the Company Parties covenant and agree as follows:

Section 6.1 Books and Records, Notices. The Company Parties shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately all financial information received and all amounts paid or received under the Covered License Agreements in respect of the Purchased Royalties and the proceeds thereof.

Section 6.2 Notices.

(a) Within [***] after receipt by a Company Party or BBCH of (i) (A) notice of the commencement by any Third Party of, or (B) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Agreement, any of the other Transaction Documents, any Covered License Agreement, any transaction contemplated hereby or thereby or the Purchased Royalties or the proceeds thereof (in any case other than any notice contemplated in Section 6.2(d)), or (ii) any other correspondence relating to the foregoing, the Company shall (A) notify the Purchaser Representative in writing of the receipt of such notice or correspondence and (B) provide the Purchaser Representative with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality, if any, contained in the relevant Covered License Agreement, if such notice is in writing, furnish the Purchaser Representative with a copy thereof and any materials reasonably related thereto.

(b) Subject to Sections 6.5(a) and 6.5(b), following the completion of each calendar quarter during the term of this Agreement, within [***] after either Company Party or BBCH receives a Royalty Report for such calendar quarter, the Company shall deliver to the Purchaser Representative a true, correct and complete copy of such report in respect of such completed calendar quarter.

(c) Subject to Sections 6.5(a) and 6.5(b), within [***] after receipt by either Company Party or BBCH of any material written notice, certificate, offer, proposal, correspondence, report or other communication from the applicable Counterparty relating to any Covered License Agreement, the IP Rights, the Purchased Royalties or proceeds thereof or any Licensed Product, in each case in the Territory (in any case, other than any notice contemplated by Section 6.2(a) or 6.2(d)), the

Company shall (i) notify the Purchaser Representative in writing of the receipt thereof and provide the Purchaser Representative with a written summary of all material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, furnish the Purchaser Representative with a copy thereof.

(d) The Company Parties shall provide the Purchaser Representative with written notice within [***] after obtaining Knowledge of any of the following:

(i) the occurrence of any Bankruptcy Event in respect of the Parent, the Company or BBCH;

(ii) any material breach or default by any Company Party of or under any material covenant, agreement or other provision of any Transaction Document;

(iii) any Company Party, BBCH, any Counterparty or any other Third Party receiving any written notice of Regulatory Action in the Territory relating to any of the Licensed Products or the Purchased Royalties or proceeds thereof;

(iv) any representation or warranty made by a Company Party in this Agreement or any of the other Transaction Documents (or in any certificate delivered by a Company Party to the Purchaser Representative pursuant to this Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made;

(v) the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would reasonably be expected to have, a Material Adverse Effect;

(vi) a Counterparty has failed to prepare, execute, deliver or file any agreements, documents or instruments that are necessary to secure and maintain any Marketing Authorizations for the relevant Licensed Product (except where the Counterparty’s failure to do so would not reasonably be expected to result in a Material Adverse Effect);

(vii) a Counterparty has withdrawn or abandoned, or failed to take any action necessary to prevent the withdrawal or abandonment of, any Marketing Authorization for the relevant Licensed Product once obtained (except where such withdrawal or abandonment would not reasonably be expected to result in a Material Adverse Effect); or

(viii) a Counterparty has consented to the withdrawal or abandonment of any Marketing Authorization for the relevant Licensed Product (except where such withdrawal or abandonment would not reasonably be expected to result in a Material Adverse Effect).

(e) In addition to the Royalty Reports to be delivered to the Purchaser pursuant to Section 6.2(b), the Company shall promptly (and in any event, within [***]) provide a copy of the reports and other information received by the Company pursuant to Section 5.4 of the Bayer License Agreement. Upon the delivery of such reports and other information by the Company to the Purchaser Representative, either the Company or the Purchaser Representative may reasonably request to hold one videoconference for the purpose of discussing such quarterly reports and other information.

(f) Each Company Party shall notify the Purchaser Representative in writing not less than [***] prior to any change in, or amendment or alteration of, such Company Party’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(g) The Company Parties shall notify the Purchaser Representative in writing not more than [***] after becoming aware that any Tax may be required to be withheld with respect to any payment under any Covered License Agreement or otherwise to the Purchaser Representative or the Purchasers pursuant to this Agreement.

(h) Promptly (and in any event, within [***]) notify the Purchaser Representative after (i) any Company Party or any Subsidiary enters into a new Material Contract or amends, supplements or otherwise modifies an existing Material Contract and provide the Purchaser Representative with a true, correct and complete copy of such new Material Contract or such amendment, supplement or modification or (ii) an existing Material Contract is terminated.

(i) Promptly (and in any event within [***]) notify the Purchaser Representative of any act of Infringement of any Intellectual Property listed on Schedule 5.19(a) which could reasonably be expected to materially impair any Counterparty’s ability to generate revenue from the Licensed Products which gives rise to the Counterparties’ obligation to pay the Purchased Royalties in accordance with the terms of the Covered License Agreements.

Each notice pursuant to Section 6.2(a) through Section 6.2(i) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.2(a) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.3 Preservation of Existence, Etc.

(a) Each Company Party shall preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (other than with respect to each Company Party) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Company Party shall preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except (other than with respect to each Company Party) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Each Company Party shall use Commercially Reasonable and Diligent Efforts to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Compliance with Laws. Each Company Party shall comply with the requirements of all Laws, including Healthcare Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.5 Covered License Agreements.

(a) Each Company Party shall ensure that the Company and BBCH (i) shall perform and comply with in all material respects their respective obligations under the Covered License

Agreements, (ii) shall not, except with the Purchaser Representative’s consent, (A) forgive, release or compromise any Purchased Royalties payable by the applicable Counterparty under any Covered License Agreement, or (B) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any Covered License Agreement in a manner that would adversely affect the Purchaser Representative’s or Purchasers’ rights under this Agreement (including the timing, amount or duration of the Purchased Royalties or proceeds therefrom), (iii) shall not, except (A) for Manufacturing or Development of Licensed Products in the Territory solely for Exploitation of Licensed Products outside the Territory, (B) for Manufacturing of Licensed Product to supply Bayer with Bayer Licensed Products or components or materials related thereto, or (C) with the Purchaser Representative’s consent, enter into any new contract, agreement or legally binding arrangement in respect of the Purchased Royalties or the Licensed Products in the Territory (including, without limitation, the IP Rights with respect to Exploitation of the Licensed Products in the Territory), and (iv) shall not agree to do any of the foregoing. The Company shall promptly (and in any case within [***] after the occurrence of the applicable event) deliver to the Purchaser Representative (1) copies of all fully-executed or definitive writings related to the matters set forth in clauses (ii), (iii) and (iv) of the immediately preceding sentence, and (2) written notice of the occurrence of any of the matters set forth in clauses (iii) and (iv) above outside of the Territory.

(b) Except as otherwise expressly set forth in this Article VI and except as otherwise consented to by the Purchaser Representative, each Company Party shall ensure that the Company and BBCH shall not (i) withhold any consent, or waive any right or option, or deliver to any Counterparty any notice under any Covered License Agreement, or (ii) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, grant any consent, exercise any right or option or fail to exercise any right or option under any Covered License Agreement. The Company shall promptly (and in any case within [***]) deliver to the Purchaser Representative copies of all fully executed or definitive writings related to the matters set forth in the immediately preceding sentence.

(c) Each Company Party shall promptly (and in any case within [***]) after:

(i) receiving (A) written notice from any Counterparty, including any notice terminating any Covered License Agreement (in whole or in part), alleging any material breach of or default under any Covered License Agreement by the Company or BBCH related to the Purchased Royalties or the proceeds thereof, or any other material breach or default, or asserting the existence of any facts, circumstances or events that would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a material breach of or default under any Covered License Agreement by the Company or BBCH related to the Purchased Royalties or proceeds thereof, or any other material breach or default of, or the right to terminate any Covered License Agreement (in whole or in part) by such Counterparty, or (B) any other correspondence relating to the foregoing; or

(ii) any Company Party otherwise has Knowledge of any fact, circumstance or event that would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a material breach of or default under any Covered License Agreement by the Company or BBCH related to the Purchased Royalties or the proceeds thereof, or any other material breach or default of, or the right to terminate any Covered License Agreement (in whole or in part) by any Counterparty, in each case of clause (i) or (ii) herein,

(A) (1) give written notice thereof to the Purchaser Representative and provide the Purchaser Representative with a written summary of all material details thereof, (2) to the extent not prohibited by obligations of confidentiality contained in the Covered License Agreements, include a copy of any written notice received from such Counterparty, and (3) in the case of any such material breach or default or alleged material breach or default by the Company or BBCH, describe in reasonable detail any corrective action the Company or BBCH proposes to take in respect of such material breach or default; and

(B) in the case of any such material breach or default or alleged material breach or default by the Company or BBCH, use Commercially Reasonable and Diligent Efforts to cure such material breach or default and give written notice to the Purchaser Representative upon curing such material breach or default; provided, however, that if the Company fails to promptly cure any such material breach or default, without limiting any other rights it may have, the Purchaser Representative, for the benefit of the Purchasers, shall, upon written notice to the Company and to the extent permitted by the Covered License Agreements, be entitled to take any and all actions the Purchaser Representative considers reasonably necessary to promptly cure such material breach or default, and the Company shall cooperate with the Purchaser Representative for such purpose and reimburse the Purchaser Representative, promptly (but in no event later than [***]) following demand, for all out-of-pocket costs and expenses incurred by the Purchaser Representative in connection therewith.

(d) Promptly after the Company Parties obtain Knowledge of any actual or alleged material breach of or default that relates to the Purchased Royalties or proceeds thereof or any other actual or alleged material breach of or default under any Covered License Agreement by the applicable Counterparty (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to any such material breach of or default or the right to terminate any Covered License Agreement (in whole or in part) by the Company or BBCH, as applicable, in each case the Company shall promptly (but in any event within [***]) give written notice thereof to the Purchaser Representative and provide the Purchaser Representative with a written summary of all material details thereof. The Company and the Purchaser Representative shall act as mutually agreed to take permissible actions (including commencing legal action against the Defaulting Party and the selection of legal counsel reasonably satisfactory to the Purchaser Representative) to enforce compliance by the Defaulting Party with the relevant provisions of the applicable Covered License Agreement and to exercise any or all of the Company’s rights and remedies, whether under such Covered License Agreement or by operation of law, with respect thereto. [***]. The Purchaser Representative shall, except to the extent prohibited by the obligations of confidentiality contained in the Covered License Agreements, have the right, at its sole cost and expense, to attend (or, if the Company agrees to act as directed by the Purchaser Representative pursuant to this Section 6.5(d), participate in) any meeting, discussion, action, suit or other proceeding relating to any such material breach, default or termination event or alleged material breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, however, that the Purchaser Representative shall have no such right to attend or participate, as applicable, if the exercise thereof would adversely affect the maintenance by the Company of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a mutually acceptable joint defense agreement). Notwithstanding anything to the contrary contained in this Article VI, nothing herein shall prevent, restrict or limit the Purchaser Representative from directly enforcing, at the Purchaser Representative’s sole cost and expense, a Defaulting Party’s payment obligations in respect of the Purchased Royalties and proceeds thereof with counsel selected by the Purchaser Representative in its sole discretion; provided, however, that the Company shall, except to the extent prohibited by obligations of confidentiality contained in the Covered License Agreements, make available its relevant records and personnel to the Purchaser Representative in connection with any such enforcement and provide reasonable assistance and authority to file and bring any legal action in connection therewith, including, if required, being joined as a party plaintiff, and the Purchasers shall reimburse the Company, promptly on demand, for all out-of-pocket costs and expenses incurred by the Company in connection therewith, (A) unless the Defaulting Party’s material breach, default or termination event or alleged material breach, default or termination event results from a material breach of or default under any Covered License Agreement by the Company or BBCH or (B) the Company acts without or contrary to the Purchaser Representative’s direction in respect of any such material breach or default or alleged material breach or default (if the Company agrees to act as directed by the Purchaser pursuant to this Section 6.5(d)).

(e) With respect to the sale of the Purchased Royalties to the Purchasers, as provided in this Agreement, and with respect to the security interests granted in favor of the Purchaser Representative, for the benefit of the Purchasers, under this Agreement and the Collateral Documents, the Company shall not grant any Lien on the Purchased Royalties or proceeds thereof or the Lockbox Account.

Section 6.6 Payments on Account of the Purchased Royalties.

(a) If, notwithstanding the terms of the Payment Instruction Letter and the Account Control Agreement, any Counterparty, any of its Affiliates, any of its sublicensees, or any other Person makes any future payment of the Purchased Royalties or proceeds therefrom to the Company or the Parent or any of the Parent’s other Subsidiaries, then (i) such amount shall be held by the Company (or the Parent or such Subsidiary) in trust for the benefit of the Purchasers, (ii) the Company (or the Parent or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Company (or the Parent or such Subsidiary) promptly, and in any event no later than [***] following the receipt by the Company (or the Parent or such Subsidiary) of such portion of such payment, shall remit such portion of such payment to the Purchasers pursuant to Section 6.6(b) in the exact form received with all necessary endorsements.

(b) All payments required to be made to the Purchaser pursuant to this Agreement shall be made by wire transfer of immediately available funds, without Set-off or deduction (except to the extent provided pursuant to Section 3.4), to each Purchaser’s respective Purchaser’s Account.

(c) If, notwithstanding the terms of the Payment Instruction Letter and the Account Control Agreement, any Counterparty, any of its Affiliates, any of its sublicensees or any other Person makes any payment to a Purchaser that does not consist entirely of such Purchaser’s Pro Rata Share of the Purchased Royalties, then (i) the portion of such payment that does not constitute such Purchaser’s Pro Rata Share of the Purchased Royalties shall be held by the applicable Purchaser in trust for the benefit of the Company, BBCH, or the other Purchaser, as applicable, (ii) the applicable Purchaser shall have no right, title or interest whatsoever in the portion of such payment that does not constitute such Purchaser’s Pro Rata Share of the Purchased Royalties and shall not create or suffer to exist any Lien thereon and (iii) the applicable Purchaser shall promptly, and in any event no later than [***] following the receipt by such Purchaser of such payment, remit the portion of such payment that does not constitute such Purchaser’s Pro Rata Share of the Purchased Royalties to the Company Account pursuant to Section 6.6(d) or the other Purchaser’s Account, as applicable, in the exact form received with all necessary endorsements.

(d) Each Purchaser shall make all payments required to be made by it to the Company or BBCH pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction to the account set forth on Exhibit D (or to such other account as the Company shall notify the Purchaser Representative in writing from time to time) (the “Company Account”).

(e) If any Counterparty takes any Set-off against the Purchased Royalties (other than for any prior overpayment of Purchased Royalties actually made to the Purchasers) for any liability, debt or other obligation that a Company Party owes or allegedly owes to such Counterparty then the Company Parties shall cause the amount of such Set-off to be paid promptly (but in no event later than [***]) following such Set-off to each Purchaser’s Purchaser Account in accordance with its Pro Rata Share of such amount. If such Counterparty subsequently makes a payment to a Purchaser in respect of a Set-off previously taken against the Purchased Royalties and the Company Parties previously made a payment to such Purchaser in the amount of such Set-off pursuant to the foregoing sentence, then the such Purchaser shall promptly (but in no event later than [***]) after such Purchaser receives such payment by such Counterparty, pay to the Company the amount of such payment.

Section 6.7 Termination of the Covered License Agreements.

(a) Without limiting the provisions of Section 6.5 or any other rights or remedies the Purchaser Representative or Purchasers may have under this Agreement, if Bayer terminates or provides written notice of termination of the Bayer License Agreement or the Bayer License Agreement otherwise terminates (whether in whole or in part), in any case during the term of such Bayer License Agreement, then the Company Parties shall, and shall cause BBCH to, at the Purchaser Representative’s request and direction, use Commercially Reasonable and Diligent Efforts for a period of [***] following such termination to negotiate a license with a Third Party with respect to the applicable IP Rights for such Third Party to Exploit the applicable Licensed Products for any purpose that Bayer would have been permitted to Exploit the applicable Licensed Products under the Bayer License Agreement, which license shall (i) become effective not earlier than the effective date of such termination and (ii) expire not later than the last day of the applicable royalty term under the Bayer License Agreement (and, if such termination is only in part in respect of the applicable Licensed Product in a particular country (and not in whole), the applicable royalty term shall be such term that is applicable under the Bayer License Agreement for such applicable Licensed Product in such country) (any such license, a “New Arrangement”). The Company Parties shall consult and reasonably consider any comments from the Purchaser Representative with respect to such negotiation of a New Arrangement. If the Company Parties are unable to secure a New Arrangement within [***] of the termination of the Bayer License Agreement (or such shorter period as the Company and the Purchaser Representative shall agree), then the Purchaser Representative shall have the right to negotiate a New Arrangement on behalf of the Company and BBCH, and the Company Parties agree, and shall cause BBCH, to use Commercially Reasonable and Diligent Efforts to cooperate and assist the Purchaser Representative in connection with the Purchaser’s efforts pursuant to this sentence; provided that the Purchaser Representative shall consult and reasonably consider any comments from the Company Parties with respect to negotiation of such New Arrangement and the terms of any such New Arrangement negotiated by the Purchaser Representative on behalf of Company Parties shall not conflict with the Company Parties’ preexisting obligations under any Material Contract.

(b) Should the Company or the Purchaser Representative identify any New Arrangement pursuant to Section 6.7(a), the Company Parties agree, and shall cause BBCH, to exercise Commercially Reasonable and Diligent Efforts to promptly duly execute and deliver a new license agreement effecting such New Arrangement that satisfies the foregoing requirements. Thereafter, such New Arrangement shall be included for all purposes in the definition of “Bayer License Agreement” under this Agreement, any payments that are equivalent to the Bayer Royalties under such New Arrangement and any rights similar shall be included for all purposes under this Agreement, and the Company’s, the Purchaser Representative’s, and the Purchasers’ rights and obligations under this Agreement in respect of the Bayer License Agreement shall apply in respect of their rights and obligations under the New Arrangement mutatis mutandis, in each case without any further action by the parties hereto to amend this Agreement or the Closing Date Bill of Sale. [***].

Section 6.8 Collateral Matters.

(a) Each of the Company Parties hereby grants to the Purchaser Representative a continuing security interest of first priority in all of its right, title and interest in, to and under the Lockbox

Account, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the Uniform Commercial Code), in each case, for the benefit of the Purchaser Representative and the other Purchasers (the “Lockbox Security Interest”). Unless the Purchaser Representative otherwise agrees in writing after the date hereof, the Purchaser Representative, for the benefit of the Purchaser Representative and the other Purchasers, shall have an exclusive security interest in such Lockbox Account. The Company agrees not to deposit (or direct the deposit of) any Purchased Royalties or any proceeds thereof to any account other than the Lockbox Account.

(b) Not in derogation of the statement of the intent of the Parties in Section 2.1(b), and for the purposes of providing additional assurance to the Purchaser Representative and the Purchasers in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, each of the Company Parties hereby grants to the Purchaser Representative, for the benefit of the Purchaser Representative and the other Purchasers, a continuing security interest of first priority in all of its right, title and interest in, to and under the Back-up Collateral, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the Uniform Commercial Code) (the “Back-Up Security Interest” and together with the Lockbox Security Interest, the “Security Interests”).

(c) Each Company Party authorizes and consents to the Purchaser Representative filing, including with the Secretary of State of the State of Delaware, one or more Uniform Commercial Code financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions, as in the Purchaser Representative’s determination may be necessary or appropriate to evidence (A) the purchase, acquisition and acceptance by the Purchasers of the Purchased Royalties and proceeds thereof hereunder, (B) the Lockbox Security Interest, and (C) to perfect and maintain the perfection of each of (1) the Purchasers’ ownership in the Purchased Royalties and proceeds thereof, (2) the Purchaser Representative’s Security Interests in the Lockbox Account, the Purchased Royalties and the Back-up Collateral granted by each Company Party to the Purchaser Representative, for the benefit of the Purchasers, pursuant to this Agreement and the Collateral Documents; provided that the Purchaser Representative will provide the Company with a reasonable opportunity to review any such financing statements (or similar documents) prior to filing and the collateral identified in any such financing shall be limited to a legally sufficient description of the “Purchased Royalties”, “Security Interests”, “Lockbox Account”, and “Back-up Collateral” as defined herein and proceeds thereof. For greater certainty, the Purchaser Representative will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under Applicable Laws providing for such filing. For sake of clarification, the foregoing statements in this Section 6.8 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes.

(d) In connection with the foregoing and with the security interests being granted pursuant to this Agreement and the Collateral Documents, the Company shall promptly, upon the reasonable request of the Purchaser Representative or any Purchaser, at the Company Parties’ sole cost and expense, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any other document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Purchaser Representative or any Purchaser reasonably necessary for the continued validity, perfection and priority of the Liens on the Purchased Royalties, the Security Interests, the Lockbox Account, and the Back-up Collateral covered thereby subject to no other Liens (other than those of the Depositary Bank at which the Lockbox Account and those subject to the terms of the Intercreditor Agreement) is maintained, or obtain any consents or waivers as may be necessary in connection therewith; (ii) deliver or cause to be delivered to the Purchaser

Representative and the Purchasers from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Purchaser Representative or any Purchaser as the Purchaser Representative or any Purchaser shall reasonably deem necessary to perfect or maintain the Liens on the Purchased Royalties, the Security Interests, the Lockbox Account, and the Back-up Collateral pursuant to the Transaction Documents; and (iii) upon the exercise by the Purchaser Representative or any Purchaser of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Purchaser Representative or such Purchaser may require. In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Purchaser Representative and the Purchasers such further instruments and documents, and take such further action as the Purchaser Representative or any Purchaser may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement, the Collateral Documents, and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Purchaser Representative and the Purchasers hereby and thereby.

Section 6.9 Compliance with Material Contracts. Each Company Party shall ensure that the Company Parties and BBCH shall (a) comply with each Material Contract of such Person (other than the Covered License Agreements and the Stanford License Agreement), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) comply in all respects with the Covered License Agreements and the Stanford License Agreement, to the extent it is a party thereto. The Parent shall ensure that the Company shall comply with all of its obligations under this Agreement.

Section 6.10 Third Party Indebtedness. If BBCH incurs any Indebtedness with a Third Party on a standalone basis (where BBCH is the sole obligor) that includes any Liens with respect to (a) the Purchased Royalties, (b) any Intellectual Property or Marketing Authorizations in the Territory related to the Covered Compound, the Licensed Products, or the Purchased Royalties, or (c) any Covered License Agreement, or any other agreement with respect to (i) such Intellectual Property or Marketing Authorizations, or (ii) the Covered Compound or the Purchased Royalties, then Parent shall cause such Third Party to enter into the Intercreditor Agreement or such other intercreditor agreement as shall be reasonably acceptable to the Purchaser Representative, the Purchasers, the Synthetic Purchasers, and the Collateral Agent, including respecting the true sale of the Purchased Royalties from the Company to the Purchasers hereunder.

Section 6.11 Audits.

(a) The Company shall not, without first consulting the Purchaser Representative, cause an inspection or audit of Bayer’s books and records to be conducted pursuant to and in accordance with Section 8.11 of the Bayer License Agreement. From time to time, but not more frequently than once per calendar year, the Purchaser Representative may request the Company to, and the Company shall, to the extent permitted by the terms of the Bayer License Agreement, cause an inspection or audit of Bayer’s books and records in respect of the Purchased Royalties and proceeds thereof to be conducted pursuant to and in accordance with Section 8.11 of the Bayer License Agreement. For the purposes of exercising the Purchaser Representative’s rights pursuant to this Section 6.11(a) in respect of the Bayer License Agreement, if applicable, the Company shall appoint such accounting firm or auditor in compliance with Section 8.11 of the Bayer License Agreement as the Purchaser Representative shall select for such purpose (it being understood and agreed that any such public accounting firm shall, pursuant to Section 8.11 of the Bayer License Agreement, if applicable, be reasonably acceptable to Bayer). The Company Parties and the Purchaser Representative agree that all of the expenses of, and amounts payable to Bayer, as the case may be, as a result of any inspection or audit carried out at the request of the Purchaser

Representative pursuant to this Section 6.11(a) that would otherwise be borne by the Company pursuant to the Bayer License Agreement shall instead be borne by the Purchaser Representative and reimbursed to the Company promptly on demand, including such reasonable fees and expenses of such public accounting firm as are to be borne by the Company pursuant to Section 8.11 of the Bayer License Agreement, together with the Company’s out-of-pocket costs and expenses incurred in connection with such inspection or audit; provided that the Purchaser Representative shall be reimbursed by the Company for any such fees and expenses to the extent the Company is entitled to receive reimbursement from Bayer; provided, further, that for the avoidance of doubt, any audit caused by the Company or BBCH without complying with the consultation requirements in the first two sentences of this Section 6.11(a) shall not be deemed to be carried out at the request of the Purchaser Representative and the Purchaser Representative shall have no obligation to reimburse the Company, pursuant to this sentence, for any fees, costs or expenses incurred by the Company in connection therewith. The Company shall, to the extent not prohibited by obligations of confidentiality contained in the Bayer License Agreement pursuant to which an inspection or audit in respect of the Purchased Royalties is conducted, promptly (but in no event later than [***]) furnish to the Purchaser Representative any inspection or audit report prepared in connection with such inspection or audit.

(b) In the event that any inspection or audit conducted pursuant to Section 6.11(a) uncovers that the amounts actually paid to the Purchaser Representative for any period in respect of the Purchased Royalties and proceeds thereof were greater than the amounts that should have been paid to the Purchaser Representative for such period in respect of the Purchased Royalties and proceeds thereof, the Purchaser Representative shall cause the amount of such overpayment to be paid to Bayer promptly (but in no event later than [***]) after delivery to the Purchaser Representative, pursuant to Section 6.11(a), of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit conducted pursuant to Section 6.11(a) uncovers that the amounts actually paid to the Purchaser Representative for any period in respect of the Purchased Royalties and proceeds thereof were less than the amounts that should have been paid to the Purchaser Representative for such period in respect of the Purchased Royalties and proceeds thereof, the Company Parties shall cooperate and provide assistance as reasonably requested by the Purchaser Representative to cause the amount of such underpayment to be paid to the Purchaser Representative by Bayer in accordance with the timeframe set forth in the Bayer License Agreement promptly after delivery to the Purchaser Representative, pursuant to Section 6.11(a), of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

Section 6.12 IP Rights.

(a) The Company Parties shall provide to the Purchaser Representative a copy of any written notice received by any Company Party or BBCH from a Third Party alleging or claiming that the Exploitation of the Licensed Product in the Territory infringes or misappropriates any Patents or other Intellectual Property of a Third Party, together with copies of material correspondence sent or received by any Company Party or BBCH related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt (or such later date as the Purchaser Representative may agree to in its sole discretion).

(b) The Company Parties shall promptly inform the Purchasers (i) (A) upon becoming aware of any actual or suspected infringement or misappropriation by a Third Party of any Patent or other Intellectual Property included in the IP Rights, and/or (B) upon filing or otherwise submitting a written claim to such Third Party of such actual or suspected infringement or misappropriation, or (ii) if a Company Party receives a written notice from a Third Party alleging that any Patent or other Intellectual Property included in the IP Rights is invalid or unenforceable; provided, that, reasonably prior to the Company Parties’ initiating an enforcement action regarding any suspected infringement or misappropriation by a Third Party of any such Patent or other Intellectual Property included in the IP Rights, Company Parties shall provide the Purchaser Representative with written notice of such enforcement action and thereafter shall provide the Purchaser Representative with additional information regarding such enforcement action on a regular basis, including as reasonably requested by the Purchaser Representative in writing. In the event the Purchaser Representative provides any written comments with respect to such enforcement action or proceeding, or any allegations of invalidity or unenforceability in writing, Company Parties shall consider such comments in good faith.

(c) To the extent required or permitted by the applicable Covered License Agreement, the Company Parties shall (and shall cause the Parent’s other Subsidiaries to), at the Company Parties’ expense, (A) use Commercially Reasonable and Diligent Efforts to enforce and defend, or, to the extent the Company Parties do not have the right to do so under any applicable Covered License Agreement, exercise their respective rights to cause the applicable party to enforce and defend, such IP Rights, which may include bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of such Third Party for declaratory judgment of non-infringement or non-interference. The Company Parties shall use Commercially Reasonable and Diligent Efforts to, and if requested in writing by the Purchaser Representative, use good faith efforts to consult with the Purchaser Representative, to institute and enforce an enforcement against any infringement by a Third Party with respect to the Patents included within the IP Rights and shall otherwise use Commercially Reasonable and Diligent Efforts to enforce or defend such Patents, as applicable. In connection with any such enforcement or defense of such Patents, the Company Parties shall retain and employ a team of legal counsel from a law firm with an internationally recognized European patent litigation practice of reputable standing and relevant experience.

(d) To the extent required or permitted by the applicable Covered License Agreement, the Company Parties’ shall (and shall cause the Parent’s other Subsidiaries to), at the Company Parties’ expense, diligently file, prosecute, maintain and, subject to any applicable in-licenses, enforce all Company Patents and any Patents or other Intellectual Property included in the IP Rights (including, in the case of such prosecution and maintenance, taking any and all reasonably necessary actions to prepare, execute, deliver and file any and all agreements, documents and instruments, which are reasonably necessary to diligently preserve and maintain the Patents included within the IP Rights, and prosecuting applications for potential patent term extensions, patent term adjustments, supplementary protection certificates, and the like, and allow to lapse or abandon certain immaterial Patent applications in the ordinary course consistent with past practices).

Section 6.13 Compliance with Permits. In connection with all Exploitation by or on behalf of the Company, BBCH, or the Counterparties for each and any Licensed Product, the Company Parties shall comply, and shall cause each Third Party engaging in such activities on behalf of any Company Party to comply, in all material respects, with all Permits.

Section 6.14 Payment of Taxes. The Company Parties will, and will cause each of their Subsidiaries to timely (i) file all required U.S. federal, state, local and non-U.S. tax returns and reports and (ii) pay all U.S. federal, state, local and non-U.S. taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets (other than those which will be contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves will be established in accordance with GAAP), except, in each case, to the extent the failure to so file or pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.15 Intended Tax Treatment. The Purchasers, the Purchaser Representative and the Company Parties intend that (i) for U.S. federal income tax purposes, the transactions contemplated by this Agreement shall be treated as a sale of the Purchased Royalties by the Company to the Purchasers and any income to the Purchasers with respect to the Purchased Royalties shall be treated as non-U.S. source income and (ii) no payments to any Purchaser under any Transaction Document in respect of the Purchased Royalties shall be subject to any Swiss withholding tax (the “Intended Tax Treatment”). None of the Purchasers, the Purchaser Representative or the Company Parties shall take any position on any tax return or any other tax purpose that is inconsistent with the Intended Tax Treatment, unless otherwise required by a change in Applicable Law after the date hereof or a good faith resolution of a judicial or administrative tax proceeding.

Section 6.16 [Reserved.]

Section 6.17 Late Payments. If either Party fails to pay on or before the due date any amount which is payable to the other Party under this Agreement, such Party will pay interest on that amount from the due date until payment is made in full at a rate per annum equal to [***]% over the Prime Rate (or, if less, the maximum amount permitted by applicable law).

Article VII
NEGATIVE COVENANTS

The Company Parties further covenant and agree as follows:

Section 7.1 No Impairment of the Purchased Royalty. Notwithstanding anything herein to the contrary, no Company Party shall (i) enter into or propose or deliver any Contract (or make or propose any amendments, modifications waivers or notices in connection with any Contract) that imposes a Lien upon, or otherwise sells, transfers, hypothecates, assigns, conveys title (in whole or in part), grants any right to, or otherwise disposes of any portion of the Purchased Royalties or proceeds thereof, the Lockbox Account, or the Back-up Collateral, whether now owned or hereafter acquired, other than Liens created in favor of the Purchaser Representative, for the benefit of the Secured Parties, pursuant to the Transaction Documents, or (ii) knowingly take any action or knowingly fail to act in a manner, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.2 Fundamental Changes. The Company Parties shall not institute (or consent to the institution of), agree to, or cause, directly or indirectly, any Bankruptcy Event with respect to any Company Party or BBCH. Notwithstanding the foregoing, to the extent BBCH is adjudicated as bankrupt or insolvent, then (i) the Company will terminate the BBCH License Agreement with respect to the Territory and (ii) the Company Parties will direct Bayer to (A) remit all Purchased Royalties under the Bayer License Agreement directly to an account of the Purchaser Representative and all other payments under the Bayer License Agreement to an account of the Company; or (B) if Bayer is unwilling to pay into two different accounts, subject to compliance with the Stanford License Agreement, remit all payments under the Bayer License Agreement to an escrow account mutually agreeable to the Purchaser Representative, the Company and the Collateral Agent, with the Company and Parent responsible for indemnifying the Purchasers for any resulting withholding tax.

Section 7.3 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Organization and Form of Organization; Certain Amendments.

(a) The Parent shall not amend, modify or change any of the terms or provisions of any Parent Debt Documents in a manner prohibited by the Intercreditor Agreement.

(b) No Company Party shall amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, any Material Contract, in each case, in any manner materially adverse to the Purchaser Representative or any Purchaser.

Section 7.4 Anti-Corruption Laws; Anti-Terrorism Laws.

(a) No Company Party shall (i) directly or indirectly knowingly enter into, nor permit any of their respective Subsidiaries or Affiliates to directly or indirectly knowingly enter into, any documents, instruments, agreements or Contracts with any Person that is the subject of Sanctions, or (ii) directly or indirectly, nor permit any of their respective Subsidiaries or Affiliates to directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Person that is the subject of Sanctions, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Person that is the subject of Sanctions, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(b) No Company Party shall engage, nor permit any of their respective Subsidiaries, directors, officers, employees or agents to engage, directly or indirectly, in any activity which would constitute a violation of the FCPA or otherwise make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist such Company Party or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person.

Article VIII
REPRESENTATIONS AND WARRANTIES OF THE PurchaserS
and THE PURCHASER REPRESENTATIVE

The Purchaser Representative and each Purchaser hereby represents and warrants separately (and not jointly) to the Company Parties as of the Effective Date and the date of each Closing as follows:

Section 8.1 Organization. Such entity is a limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 8.2 No Conflicts. None of the execution and delivery by such entity of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.

Section 8.3 Authorization. Such entity has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which such entity is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it. Each of the Transaction Documents to which such entity is party has been duly executed and delivered by it. Each of the Transaction Documents to which such entity is party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 8.4 Governmental and Third Party Authorizations. The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 5.5.

Section 8.5 No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.

Section 8.6 No Brokers’ Fees. Such entity has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 8.7 Funds Available. As of the date hereof, such entity has sufficient funds on hand to satisfy the Purchaser Representative’s obligation, solely in its capacity as agent for the Purchasers, to pay the Purchase Price due and payable on the Closing Date. Such entity acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Section 8.8 Access to Information. Such entity acknowledges that it has (a) reviewed such documents and information relating to the Purchased Royalties, the Lockbox Account, and the Back-up Collateral and the Licensed Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company Parties, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Royalties in accordance with the terms of this Agreement. Such entity has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Royalties in accordance with the terms of this Agreement.

Section 8.9 Tax Status. ARS is a U.S. Person and LSI is a Foreign Purchaser.

Article IX
purchaser representative

Section 9.1 Appointment of Purchaser Representative.

(a) ACORAMIDIS ROYALTY SPV, LP is hereby appointed as Purchaser Representative hereunder and under the other Transaction Documents and each Purchaser hereby severally (and not jointly or jointly and severally) authorizes ACORAMIDIS ROYALTY SPV, LP, in such capacity, to act as its agent in accordance with the terms hereof and the other Transaction Documents to perform, exercise and enforce any and all other rights and remedies of the Purchasers with respect to the Company Parties, the Purchased Royalties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by the Purchaser Representative of the rights and remedies specifically authorized to be exercised by the Purchaser Representative by the terms of this Agreement or any other Transaction Document.

(b) The Purchaser Representative hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable, including with the rights of each Purchaser and the limitations set forth on Exhibit F. The provisions of this Article IX are solely for the benefit of the Purchaser Representative and Purchasers and neither the Company Parties nor any of their Subsidiaries shall have any rights as a third party beneficiary of any of the provisions this Article IX. In performing its functions and duties hereunder, the Purchaser Representative shall act solely as an independent, non-fiduciary agent of the Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company Parties or any of their Subsidiaries. For the avoidance of doubt, it is understood and agreed that the use of the term “agent” herein or in any other Transaction Document (or any other similar term) with reference to the Purchaser Representative is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Powers and Duties. Each Purchaser irrevocably and severally (and not jointly or jointly and severally) authorizes the Purchaser Representative to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Purchaser Representative by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto, in each case in accordance with the rights of each Purchaser and the limitations set forth on Exhibit F. The Purchaser Representative shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents. The Purchaser Representative may exercise such powers, rights and remedies and perform such duties by or through its members, agents, sub-agents or employees.

Section 9.3 General Immunity.

(a) No Responsibility for Certain Matters. The Purchaser Representative shall not be responsible to any Purchaser or any other Person for: (i) the creation, perfection [***] or priority of any Lien purported to be created by the Transaction Documents or the value or the sufficiency of the Lockbox Account or any Back-up Collateral; or (ii) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Purchaser Representative to the Purchasers or by or on behalf of the Company Parties or any of their Subsidiaries to the Purchaser Representative or any Purchaser in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Company Parties or any of their Subsidiaries or any other Person liable for the payment of any Purchased Royalties or Obligations, nor shall the Purchaser Representative be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Purchase Price or as to the existence or possible existence of any Event of Default or other breach of this Agreement or the other Transaction Documents, or to make any disclosures with respect to the foregoing, except as expressly provided in any Transaction Document (including the Intercreditor Agreement). Anything contained herein to the contrary notwithstanding, the Purchaser Representative shall not have any liability arising from confirmations of the amount of outstanding payments of Purchased Royalties or the component amounts thereof.

(b) Exculpatory Provisions. The Purchaser Representative shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Purchaser Representative nor any of its members, officers, partners, directors, employees or agents:

(i) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Purchaser Representative is required to exercise as directed in writing by the Purchasers; provided that the Purchaser Representative shall not be required to take any action (A) that, in its opinion or the opinion of its counsel, may expose the Purchaser Representative to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; or (B) unless, upon demand, of the Purchaser Representative, the Purchaser Representative receives an indemnification satisfactory to it from the Purchasers against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Purchaser Representative;

(ii) shall be liable to Purchasers or any other Person for any action taken or omitted by the Purchaser Representative under or in connection with any of the Transaction Documents: (i) subject to the limitations set forth on Exhibit F, with the consent or at the request of the Purchasers, or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order; provided, that, subject to the limitations set forth on Exhibit F, no action taken or not taken with the consent or at the request of the Purchasers shall be considered gross negligence, bad faith or willful misconduct of the Purchaser Representative. Except as otherwise provided in Section 9.3(c), the Purchaser Representative shall refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Purchaser Representative shall have received a written instruction in respect thereof from the Purchasers and, upon receipt of such instruction, the Purchaser Representative shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Purchaser Representative shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it;

(iii) no Purchaser shall have any right of action whatsoever against the Purchaser Representative as a result of the Purchaser Representative acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with any written instructions of the Purchasers; and

(iv) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons. Without limiting the generality of the foregoing, the Purchaser Representative shall not (i) be obligated to ascertain, monitor or inquire as to whether any Purchasers or prospective purchaser is a Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation, or disclosure of confidential information, to any Disqualified Person.

(c) Notice of Event of Default. The Purchaser Representative shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or other breach of this Agreement or the other Transaction Documents unless the Purchaser Representative shall have received written notice from a Purchaser or a Company Party referring to this Agreement, describing such Event of Default, breach or default, as applicable and stating that such notice is a “notice of Event of Default”, or “notice of breach or default”. The Purchaser Representative will promptly notify the Purchasers of its receipt of any such notice. The Purchaser Representative shall take such action with respect to any such Event of Default or breach or default as may be directed by the Purchasers in accordance with this Agreement; provided, however, that unless and until the Purchaser Representative has received any such direction, the Purchaser Representative may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default, breach or default as it shall deem advisable or in the best interest of the Purchasers.

Section 9.4 Purchasers’ Representations, Warranties and Acknowledgment.

(a) Each Purchaser severally (and not jointly or jointly and severally) represents and warrants to the Purchaser Representative that it has made its own independent investigation of the financial condition and affairs of the Company Parties and their Subsidiaries in connection with the entry into this Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder and that it has made and shall continue to make its own appraisal of the condition (financial and otherwise) of the Company Parties and their Subsidiaries. The Purchaser Representative shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Purchasers and the Purchaser Representative shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Purchasers.

(b) Each Purchaser, by delivering its signature page to this Agreement and funding its Pro Rata Share of the Purchase Price on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by the Purchaser Representative or Purchasers, as applicable, on the Effective Date and Closing Date, as applicable.

(c) Right to Indemnity. EACH PURCHASER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY, AND NOT JOINTLY, AGREES TO INDEMNIFY AND HOLD HARMLESS THE PURCHASER REPRESENTATIVE, IN ITS CAPACITY AS SUCH, AND ITS AFFILIATES AND ITS AND THEIR DIRECTORS, MANAGERS, TRUSTEES, OFFICERS,

AGENTS, AND EMPLOYEES, IN EACH CASE SOLEY TO THE EXTENT ACTING ON BEHALF OF THE PURCHASER REPRESENTATIVE, IN ITS CAPACITY AS SUCH (THE “AGENT INDEMNIFIED PARTIES”), TO THE EXTENT THAT SUCH AGENT INDEMNIFIED PARTY SHALL NOT HAVE BEEN TIMELY INDEMNIFIED BY OR REIMBURSED BY ANY COMPANY PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING REASONABLE COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH AGENT INDEMNIFIED PARTY IN ANY WAY RELATING TO, ARISING OUT OF OR IN CONNECTION WITH SUCH AGENT INDEMNIFIED PARTY AS PURCHASER REPRESENTATIVE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY AGENT INDEMNIFIED PARTY ACTING AS PURCHASER REPRESENTATIVE (INCLUDING, WITHOUT LIMITATION, ANY AGENT INDEMNIFIED PARTY’S EXERCISING OF ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES) HEREUNDER OR UNDER THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH AGENT INDEMNIFIED PARTY, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT INDEMNIFIED PARTY; PROVIDED NO PURCHASER SHALL BE LIABLE FOR (I) ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH AGENT INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER OR (II) ANY LOSSES SUFFERED BY SUCH AGENT INDEMNIFIED PARTY IN ITS CAPACITY AS A PURCHASER. WITHOUT LIMITING THE FOREGOING, EACH PURCHASER SHALL SEVERALLY AND NOT JOINTLY PROMPTLY FOLLOWING WRITTEN DEMAND THEREFOR, PAY OR REIMBURSE THE PURCHASER REPRESENTATIVE BASED ON AND TO THE EXTENT OF SUCH PURCHASER’S PRO RATA SHARE OF ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ALL SUCH OUT-OF-POCKET COSTS AND EXPENSES INCURRED DURING ANY LEGAL PROCEEDING, INCLUDING ANY PROCEEDING UNDER ANY DEBTOR RELIEF LAW, AND INCLUDING ALL RESPECTIVE FEES, CHARGES AND DISBURSEMENTS OF COUNSEL FOR THE AGENT INDEMNIFIED PARTIES, TO THE EXTENT THAT THE AGENT INDEMNIFIED PARTIES ARE NOT TIMELY REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF ANY COMPANY PARTY). FOR PURPOSES OF THIS Section 9.4(c), A PURCHASER’S “PRO RATA SHARE” SHALL BE DETERMINED BASED UPON ITS PRO RATA SHARE AT THE TIME SUCH INDEMNITY OR REIMBURSEMENT IS SOUGHT. EACH PURCHASER HEREBY AUTHORIZES THE PURCHASER REPRESENTATIVE TO SET OFF AND APPLY ANY AND ALL AMOUNTS AT ANY TIME OWING TO SUCH PURCHASER UNDER ANY TRANSACTION DOCUMENT OR OTHERWISE PAYABLE BY THE PURCHASER REPRESENTATIVE TO THE PURCHASER FROM ANY SOURCE AGAINST ANY AMOUNT DUE TO THE PURCHASER REPRESENTATIVE UNDER THIS SECTION. THE PURCHASER REPRESENTATIVE AGREES PROMPTLY TO NOTIFY SUCH PURCHASER AFTER ANY SUCH SETOFF AND APPLICATION IS MADE BY PURCHASER REPRESENTATIVE; PROVIDED, THAT THE FAILURE TO GIVE SUCH NOTICE SHALL NOT AFFECT THE VALIDITY OF SUCH SETOFF AND APPLICATION. IF ANY INDEMNITY FURNISHED TO ANY AGENT INDEMNIFIED PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH AGENT

INDEMNIFIED PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH AGENT INDEMNIFIED PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY PURCHASER TO INDEMNIFY ANY AGENT INDEMNIFIED PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH PURCHASER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY PURCHASER TO INDEMNIFY ANY AGENT INDEMNIFIED PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE FIRST SENTENCE OF THIS Section 9.4(c).

Section 9.5 Successor Purchaser Representative.

(a) The Purchaser Representative may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Purchasers) prior written notice thereof to the Purchasers and any Company Party. Upon any such notice of resignation, the Purchasers shall have the right, upon [***] notice to any Company Party, to appoint a successor Purchaser Representative. If no successor shall have been so appointed by the Purchasers and shall have accepted such appointment within [***] after the retiring Purchaser Representative gives notice of its resignation (the “Resignation Effective Date”), then the retiring Purchaser Representative may, on behalf of the Purchasers, appoint a successor Purchaser Representative as long as such successor Purchaser Representative [***]. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date except that in the case of any collateral security held by the Purchaser Representative on behalf of the Purchasers under any of the Transaction Documents, the retiring Purchaser Representative shall continue to hold such collateral security until such time as a successor Purchaser Representative is appointed. Upon the acceptance of any appointment as the Purchaser Representative hereunder by a successor Purchaser Representative, that successor Purchaser Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Purchaser Representative, and the retiring Purchaser Representative, at the sole cost and expense of Company Parties, shall promptly (A) transfer to such successor Purchaser Representative all sums, securities or capital stock, the Lockbox Account, and other items of Back-up Collateral held under this Agreement and the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Purchaser Representative under the Transaction Documents, and (B) execute and deliver to such successor Purchaser Representative such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Purchaser Representative of the security interests created under this Agreement and the Collateral Documents, whereupon such retiring Purchaser Representative, to the extent not already discharged above, shall be discharged from its duties and obligations hereunder. After any retiring Purchaser Representative’s resignation hereunder as Purchaser Representative, the provisions of Section 10.4 and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Purchaser Representative hereunder.

(b) Notwithstanding anything herein to the contrary, the Purchaser Representative may assign its rights and duties as the Purchaser Representative, as applicable, hereunder to an Affiliate thereof without the prior written consent of, or prior written notice to, the Company Parties or the Purchasers; provided that the Company Parties and the Purchasers may deem and treat such assigning Purchaser Representative as the Purchaser Representative for all purposes hereof, unless and until such assigning Purchaser Representative provides written notice to the Company and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Purchaser Representative hereunder and under the other Transaction Documents.

(c) The Purchaser Representative may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by the Purchaser Representative. The Purchaser Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.4 and of this Section 9.5, and all of the applicable obligations and limitations in Exhibit F, shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Purchaser Representative, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Company Parties, their Subsidiaries or Affiliates and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent (but only if the Purchaser Representative shall have notified the Company and the Purchasers of the Purchaser Representative’s appointment of such sub-agent), and (iii) such sub-agent shall only have obligations to the Purchaser Representative and not to any of the Company Parties, and of their Subsidiaries or Affiliates, any Purchaser or any other Person and no such Persons shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Purchaser Representative shall not be responsible for the negligence or misconduct of any such sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Purchaser Representative acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.6 Security Interests; Collateral Documents; Distributions.

(a) Agent for the Security Interests. Each Purchaser hereby severally (and not jointly or jointly and severally) further authorizes the Purchaser Representative, on behalf of and for the benefit of the Purchasers, to be the agent for and representative of the Purchasers with respect to the Security Interests, the Lockbox Account, the Back-up Collateral, the Collateral Documents, the Intercreditor Agreement and any guaranty of the Obligations and to hold the Lockbox Account and the Back-up Collateral and Liens thereon in the Purchaser Representative’s name for the benefit of itself and as agent for the benefit of the Purchasers. Without further written consent or authorization from the Purchasers, the Purchaser Representative may execute any documents or instruments necessary to release any Lien encumbering the Lockbox Account and any item of Back-up Collateral that is the subject of a sale or other transfer of assets to which the Purchasers have unanimously consented in writing. Upon request by the Purchaser Representative at any time, subject to Exhibit F, the Purchasers will confirm in writing the Purchaser Representative’s authority to take or not take an action under this Agreement or any other Transaction Document, and the Purchaser Representative shall be entitled to refrain from taking any such action until it receives such written confirmation from the Purchasers and agrees to be bound by and will take no action contrary to the provisions of such Agreements, including the Intercreditor Agreement.

(b) Right to Realize on Collateral. Anything contained in any of the Transaction Documents to the contrary notwithstanding, but subject to Exhibit F, the Company Parties, the Purchaser Representative and each Purchaser hereby agree that (i) no Purchaser shall have any right individually to realize upon the Lockbox Account or any of the Back-up Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Purchaser Representative, on behalf of Purchasers in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Purchaser Representative, and (ii) in the event of a foreclosure by the Purchaser Representative on the Lockbox Account or any of the Back-up Collateral pursuant to a public or private sale or any sale of the Lockbox Account or the Back-up Collateral in a case under the Bankruptcy Code or applicable Bankruptcy Laws, the Purchaser Representative or any Purchaser may be the purchaser of the Lockbox Account or any or all of such Back-up Collateral at any such sale, and the Purchaser Representative, as agent for and representative of the Purchasers, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for the Lockbox Account or all or any portion of the Back-up Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for the Lockbox Account and such Back-up Collateral payable by the Purchaser Representative at such sale.

(c) Distributions. Subject to the Intercreditor Agreement, the Purchaser Representative shall apply the net proceeds of any collection, recovery, receipt, appropriation, realization or sale of the Lockbox Account and the Back-Up Collateral or enforcement of the Obligations as follows:

(i) first, to payment of the Obligations hereunder constituting reimbursable expenses and other amounts payable to the Purchaser Representative in its capacity as such;

(ii) second, to payment of the Obligations hereunder constituting reimbursable expenses of the Purchasers under the Transaction Documents; and

(iii) thereafter, to the remaining Obligations hereunder, ratably among the Purchaser based on their Pro Rata Share.

Section 9.7 Agency for Perfection. The Purchaser Representative and each Purchaser hereby appoints each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Lockbox Account and the Back-up Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Purchaser Representative and each Purchaser hereby acknowledges that it holds possession of or otherwise controls the Lockbox Account and any such Back-up Collateral for the benefit of the Purchasers as secured parties. Should any Purchaser obtain possession or control of the Lockbox Account or any such Back-up Collateral (other than payments of its Pro Rata Share of Purchased Royalties), such Purchaser shall notify the Purchaser Representative thereof, and, promptly upon the Purchaser Representative’s request therefor shall deliver the Lockbox Account and such Back-up Collateral to the Purchaser Representative or in accordance with the Purchaser Representative’s instructions. In addition, the Purchaser Representative shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Lockbox Account and the Back-up Collateral and under the Transaction Documents. Each Company Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.8 Notices, Reports and Other Information. The Purchaser Representative hereby agrees:

(a) to promptly, and in any event within two (2) Business Days, furnish to each Purchaser, in the manner provided for in Section 10.2, a copy, in the form received, of each notice, report, agreement, or other written communication, as applicable, received by it pursuant to the terms of this

Agreement, including, without limitation, (i) any quarterly update to the Disqualified Persons list, (ii) each notice and/or report delivered under Section 6.2, Section 6.5, Section 6.11 or Section 6.12, and (iii) any agreements delivered under Section 6.7 or Section 6.8;

(b) in connection with the exercise of attendance, consultation or participation rights, including, without limitation, those contained in Sections 6.5, Section 6.11 and Section 6.12, keep the Purchaser’s adequality informed, on a reasonably current basis, as to the status of the matters on which the Purchaser Representative is attending to, consulting on or participating in, and upon reasonable request of a Purchaser, shall consult with such Purchaser on such matters; and

(c) to the extent that the Purchaser’s Representative is entitled, under any provision of the Transaction Documents, to request additional reports or information from a Company Party, any Purchaser may, from time to time, reasonably request that the Purchaser Representative exercise such right as specified in such Purchaser’s notice to Purchaser Representative, whereupon Purchaser Representative promptly shall request of Company Party the additional reports or information reasonably specified by such Purchaser, and, upon receipt thereof from such Company Party, Purchaser Representative promptly shall provide a copy of same to each Purchaser.

Article X
MISCELLANEOUS

Section 10.1 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Company Parties and the Purchaser Representative (acting for itself and for the Purchasers).

Section 10.2 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Company Party or the Purchaser Representative, to the address, electronic mail address or telephone number specified for such Person on Schedule 9.2; and

(ii) if to any Purchaser, to the address, electronic mail address or telephone number of its primary office (whether specified on Schedule 9.2 or separately specified to the Company and the Purchaser Representative).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Purchasers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Purchaser Representative. The

Purchaser Representative or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

Unless the Purchaser Representative otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Company Parties, the Purchasers and the Purchaser Representative may change its address or telephone number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Purchaser agrees to notify the Purchaser Representative from time to time to ensure that the Purchaser Representative has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Purchaser.

(d) Reliance by Purchaser Representative and Purchasers. The Purchaser Representative and the Purchasers shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Company Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company Parties shall indemnify the Purchaser Representative, each Purchaser and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Company Party.

Section 10.3 No Waiver; Cumulative Remedies; Enforcement. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Company Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Purchaser Representative for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Purchaser Representative from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Purchaser Representative) hereunder and under the other Transaction Documents, (b) any Purchaser from exercising Set-off rights in accordance with Section 10.8, or (c) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Company Party under any Debtor Relief Law.

Section 10.4 Expenses; Indemnity.

(a) Costs and Expenses. The Company Parties shall pay, promptly following written demand therefor, all reasonable and documented out-of-pocket expenses incurred by the Purchaser Representative or any of its Affiliates or any Purchaser or any of their respective Affiliates incurred prior to or at the Closing Date in connection with due diligence and the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby plus such additional amounts of such expenses as shall constitute the Purchaser Representative’s reasonable estimate of such expenses incurred or to be incurred by the Purchaser Representative and the Purchasers through the closing proceedings (including the preparation, negotiation, execution and delivery of any security filings, the Lockbox Account, or any escrow accounts; provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Company and the Purchaser Representative) (collectively, the “Transaction Expenses”) [***].

(b) General Indemnity. From and after the Closing:

(i) the Company Parties hereby jointly and severally agree to indemnify, defend and hold harmless the Purchaser Representative, the Purchasers and their respective Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Purchaser Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Purchaser Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties of the Company Parties in this Agreement or any of the other Transaction Documents, (B) any breach of any of the covenants or agreements of the Company Parties in this Agreement or the other Transaction Documents, (C) any Third Party Claims in connection with the Exploitation by or on behalf of the Company Parties or any of their respective Affiliates or the Counterparties of any Licensed Product and (D) any Excluded Liabilities and Obligations; and

(ii) each of the Purchaser Representative and the Purchasers hereby agree (severally and not jointly) to indemnify, defend and hold harmless the Company Parties and their Affiliates and their respective directors, officers, agents and employees (the “Company Parties’ Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Company Party Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties of the Purchaser Representative or such Purchaser in this Agreement or the other Transaction Documents and (B) any breach of any of the covenants or agreements of the Purchaser Representative or such Purchaser in this Agreement or the other Transaction Documents.

Notwithstanding the foregoing, (1) the Company Parties will have no obligation to indemnify any Purchaser Indemnified Party to the extent that any Losses result from or arise out of any matters for which such Purchaser Indemnified Party is obligated to indemnify any Company Parties’ Indemnified Party under Section 10.4(b)(ii) and (2) the Purchaser Representative and the Purchasers will have no obligation to indemnify any Company Parties’ Indemnified Party to the extent that any Losses result from or arise out of any matters for which the Company Parties are obligated to indemnify any Purchaser Indemnified Party under Section 10.4(b)(i).

(c) Claims Procedures.

(i) If either a Purchaser Indemnified Party, on the one hand, or a Company Parties’ Indemnified Party, on the other hand (such Purchaser Indemnified Party on the one hand and such Company Parties’ Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Section 10.4, the Indemnified Party shall so notify the other Party from whom indemnification is sought under this Section 10.4 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 10.4 (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and tender to the Indemnifying Party the defense of such Third Party Claim. A failure by an Indemnified Party to give notice and to tender the defense of such Third Party Claim in a timely manner pursuant to this Section 10.4(c) shall not limit the obligation of the Indemnifying Party under this Section 10.4, except to the extent such Indemnifying Party is actually prejudiced thereby.

(ii) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Party pursuant to Section 10.4(c)(i). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Party within 30 days after the Indemnified Party has given notice of the Third Party Claim under Section 10.4(c)(i) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (D) the Third Party Claim does not relate to or otherwise arise in connection with any criminal action, suit, investigation or proceeding.

(iii) The Indemnifying Party will not consent to the entry of any Judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless such Judgment, compromise or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (B) results in the general release of all Indemnified Parties and its Affiliates from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (C) involves no finding or admission of any violation of law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates.

(iv) If the Indemnifying Party does not deliver the notice contemplated by Section 10.4(c)(i), within 30 days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 10.4(c)(i), or otherwise at any time fails to conduct the defense of the Third Party Claim diligently, the Indemnified Party may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate following consultation with the Indemnifying Party in connection therewith. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 10.4(c)(ii) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such Judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(d) Limitations on Liability.

(i) Except for claims arising from a breach of confidentiality obligations under Section 10.7 or in cases of fraud, gross negligence, bad faith or willful misconduct, no Party shall be liable for any lost profits or revenue, consequential, punitive, special or incidental damages under this Section 10.4 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such Party (including under this Section 10.4) in or pursuant to this Agreement or the other Transaction Documents. In connection with the foregoing, the Parties acknowledge and agree that (A) the Purchasers’ damages, if any, for any such action or claim will typically include Losses for the payment of the Purchased Royalties and proceeds thereof that the Purchaser Representative and Purchasers were entitled to receive but did not receive timely or at all due to any breach by any Company Party, as well as expenses incurred in connection with enforcement of this Agreement and the other Transaction Documents, and (B) the Purchaser Representative and the Purchasers shall be entitled to make claims for all such missing, delayed or diminished payments described in the immediately preceding clause (A) in respect of the Purchased Royalties and proceeds thereof as Losses hereunder, and such missing, delayed or diminished payments described in the immediately preceding clause (A) in respect of the Purchased Royalties and proceeds thereof shall not be deemed consequential, punitive, special, indirect or incidental damages.

(ii) [***].

(e) Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Section 10.4 will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by Applicable Law.

(f) Exclusive Remedy. The Parties acknowledge and agree that after the Closing Date, the indemnification provisions of this Section 10.4 shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements by either Party contained in this Agreement or any agreement, certificate or document signed and delivered by either Party in connection with this Agreement (other than (a) claims for equitable relief or (b) claims of, or causes of action arising from fraud, gross negligence, bad faith or willful misconduct). Notwithstanding the foregoing, any such claims shall be subject to the limitations set forth in Section 10.4(d).

Section 10.5 Payments Set Aside. To the extent that any payment by or on behalf of any Company Party is made to the Purchaser Representative or any Purchaser, or the Purchaser Representative or any Purchaser exercises its right of Set-off, and such payment or the proceeds of such Set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Purchaser Representative or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such Set-off had not occurred, and (b) each Purchaser severally agrees to pay to the Purchaser Representative upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Purchaser Representative, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Purchasers under clause (b) of the preceding sentence shall survive the payment in full of all Obligations and the termination of this Agreement and the other Transaction Documents.

Section 10.6 Assignment. Subject to Section 3.3, the Company Parties may not assign in whole or in part this Agreement, any of their rights or obligations hereunder, or any of their rights, title or interest in or to the Covered License Agreements, the Stanford License Agreement, the Lockbox Account, or the IP Rights without the Purchaser Representative’s prior written consent, provided that a Company Party may assign this Agreement in its entirety to an Affiliate or to any Third Party that acquires all or substantially all of the business to which this Agreement relates, whether by merger, sale of assets or otherwise, so long as, (a) such assignee acquires all of such Company Party’s right, title and interest in and to the IP Rights, the Covered License Agreements, the Stanford License Agreement, the Lockbox Account, and this Agreement and (b) prior to closing any such transaction, such Company Party cause such Person to deliver a writing to the Purchaser Representative in which such Person assumes all of the obligations of such Company Party to the Purchaser Representative and the Purchasers under this Agreement. Following the Closing Date, the Purchaser Representative and each Purchaser may assign this Agreement in whole or in part to any Person (other than, so long as no Event of Default has occurred and is continuing, any Disqualified Person) without the Company Parties’ prior written consent but with notice to the Company Parties promptly after such assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns. Any purported assignment of rights or obligations in violation of this Section 10.6 will be void.

Section 10.7 Treatment of Certain Information; Confidentiality. Each Party agrees that, during the term of this Agreement and for [***] years thereafter, it shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other Party, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.7, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Company Party and its obligations, this Agreement or payments hereunder or (iii) any financing sources of such Party, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the advances of the Purchase Price to be made hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company, (i) in the case of the Purchaser Representative and the Purchasers, to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (j) for tax or audit purposes, (k) to any actual or potential investors, members, and partners of the Purchaser Representative, any Purchaser or their Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.7 or (ii) becomes available to the Purchaser Representative, any Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section 10.7, “Information” means all information furnished to a Party (the “Receiving Party”) by or on behalf of the other Parties (the “Disclosing Party”) pursuant to this Agreement, other than any such information that is available to the Receiving Party on a nonconfidential basis prior to disclosure by such Disclosing Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.8 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Purchaser Representative and when the Purchaser Representative shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.9 Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH COMPANY PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE PURCHASER REPRESENTATIVE, ANY PURCHASER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN

ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE PURCHASER REPRESENTATIVE OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE COMPANY OR ANY OTHER COMPANY PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH COMPANY PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN Section 10.10(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.11 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Transaction Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Company Parties and each of the Purchaser Representative and each Purchaser agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper “Communication” which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Purchaser Representative and each of the Purchasers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Purchaser Representative is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Purchaser Representative has agreed to accept such Electronic Signature, the Purchaser Representative and each of the Purchasers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Company Party and/or any Purchaser without further verification and (b) upon the request of the Purchaser Representative or any Purchaser, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Purchaser Representative shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Purchaser Representative’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Purchaser Representative shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon, any Communication (which writing may be an electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Transaction Documents for being the maker thereof).

Each of the Company Parties, the Purchaser Representative and each Purchaser hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Transaction Document based solely on the lack of paper original copies of this Agreement, such other Transaction Document, and (ii) any claim against the Purchaser Representative, each Purchaser and each Related Party for any liabilities arising solely from the Purchaser Representative’s and/or any Purchaser’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.13 USA PATRIOT Act. Each Purchaser that is subject to the USA PATRIOT Act and the Purchaser Representative (for itself and not on behalf of any Purchaser) hereby notifies the Company and the other Company Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Company Party, which information includes the name and address of each Company Party and other information that will allow such Purchaser or the Purchaser Representative, as applicable, to identify each Company Party in accordance with the USA PATRIOT Act. The Company Parties agree to, promptly following a request by the Purchaser Representative or any Purchaser, provide all such other documentation and information that the Purchaser Representative or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.14 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), each Company Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Purchaser Representative and the Purchasers are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Purchaser Representative and the Purchasers on the other hand, (ii) such Company Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Company Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (b)(i) the Purchaser Representative and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Company Parties or any of their Affiliates or any other Person and (ii) neither the Purchaser Representative nor any Purchaser has any obligation to the Company Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (c) the Purchaser Representative and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company Parties and their Affiliates, and neither the Purchaser Representative nor any Purchaser has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, each Company Party hereby waives and releases any claims that it may have against the Purchaser Representative or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15 Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.

Section 10.16 No Third Party Rights. Other than the Parties and, in accordance with Section 9.5(c), any sub-agent of the Purchaser Representative, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Purchaser Representative shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Purchaser Indemnified Parties.

Section 10.17 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.18 Public Announcement.

(a) As soon as reasonably practicable following the date hereof, one or all of the Parties shall issue a press release as mutually agreed upon by the Purchasers and the Company Parties.

Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, no Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Parties with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Parties a reasonable opportunity to review and comment upon the proposed text, and such Party will consider in good faith any such comments of the other Parties.

(b) Notwithstanding the foregoing, the Purchaser Representative and each Purchaser may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos) and may disclose the terms of this Agreement (and the transaction contemplated hereby) in their financial statements; provided that in no event shall any advertisement, announcement or disclosure include any Confidential Information of the Company Parties without the prior written consent of the Company.

(c) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority on which securities issued by any Party or its Affiliates are traded. The Purchaser Representative acknowledges that it will be necessary for the Company to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC and any registration statement it may file with the SEC, and the Company will provide the Purchaser Representative a reasonable opportunity to review and comment on (and request) any proposed redactions to the copy of this Agreement filed with the SEC as well as on such other public disclosures, and the Company will consider in good faith any such comments and proposed redactions; provided that the Company shall not be required to provide the Purchaser Representative the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by the Purchaser Representative (except for disclosure of any previously redacted information). Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority. For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 10.18, then no further consent or compliance with this Section 10.18 shall be required for any substantially similar disclosure thereafter.

Section 10.19 Specific Performance. Each of the Parties hereto acknowledges that the other Party hereto may not have adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement and the other Transaction Documents without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to seek injunctive relief against any breach or threatened breach of the Transaction Documents. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EIDOS THERAPEUTICS, INC.

By: /s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

BRIDGEBIO PHARMA, INC.

By: /s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

[Signature Page to Royalty Interest Purchase Agreement]

ACORAMIDIS ROYALTY SPV, LP, as a Purchaser

By: Acoramidis Royalty SPV GP, LLC
its general partner

By: /s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chief Executive Officer

LSI FINANCING FUND, LP, as a Purchaser

By: /s/ Riyaz Nooruddin
Name: Riyaz Nooruddin
Title: Director

PURCHASER REPRESENTATIVE:

ACORAMIDIS ROYALTY SPV, LP, as the Purchaser Representative

By: Acoramidis Royalty SPV GP, LLC
its general partner

By: /s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chief Executive Officer

[Signature Page to Royalty Interest Purchase Agreement]